UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

GENTIVA HEALTH SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April     , 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Gentiva Health Services, Inc. to be held on Thursday, May 8, 2008, at 9:30 a.m., at the Garden City Hotel, 45 Seventh Street, Garden City, New York 11530.

Details about the meeting, nominees for the Board of Directors and other matters to be acted upon are presented in the Notice of Annual Meeting of Shareholders and Proxy Statement that follow. We would appreciate your completing, signing, dating and returning the enclosed proxy in the envelope provided at your earliest convenience. This will assure that your shares will be represented and voted at the Annual Meeting even if you do not attend.

Thank you for your continued support, and we look forward to greeting you personally if you are able to be present.

Sincerely,

Ronald A. Malone

Chairman and

Chief Executive Officer

GENTIVA HEALTH SERVICES, INC.

3 HUNTINGTON QUADRANGLE, SUITE 200S

MELVILLE, NEW YORK 11747-4627

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 8, 2008

The Annual Meeting of Shareholders of Gentiva Health Services, Inc., a Delaware corporation, will be held on Thursday, May 8, 2008, at 9:30 a.m., at the Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, for the following purposes:

(1)	To elect ten directors, each to serve until the 2009 Annual Meeting of Shareholders;

(2)	To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2008;

(3)	To consider and vote upon a proposal to amend Gentiva’s Amended and Restated Certificate of Incorporation as described in the attached Proxy Statement; and

(4)	To transact such other business as may properly come before the meeting or any adjournments thereof.

Information relating to the above matters is contained in the attached Proxy Statement. Only shareholders of record at the close of business on March 10, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors

Stephen B. Paige

Senior Vice President, General Counsel

and Secretary

Dated: April     , 2008

Melville, New York

It is important that your shares are represented at the meeting. Whether or not you plan to attend, please mark, sign, date and return the accompanying proxy promptly. A stamped reply envelope is enclosed for that purpose. If you do attend and decide to vote in person, you may revoke your proxy.

PROXY STATEMENT

GENERAL INFORMATION

Introduction

The 2008 Annual Meeting of Shareholders of Gentiva Health Services, Inc. will be held on Thursday, May 8, 2008, at 9:30 a.m., at the Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is soliciting proxies to be used at the Annual Meeting and any adjournment and is furnishing this Proxy Statement and the accompanying proxy in connection with its solicitation. Only shareholders of record at the close of business on March 10, 2008 are entitled to vote at the Annual Meeting. This Proxy Statement and the accompanying proxy are first being sent or given to shareholders on or about April     , 2008.

When used in this Proxy Statement, the terms “we,” “us,” “our,” “Gentiva” and the “Company” refer to Gentiva Health Services, Inc.

The securities that can be voted at the Annual Meeting consist of our common stock, $.10 par value per share. At the close of business on March 10, 2008, the record date for determining shareholders entitled to vote at the Annual Meeting, 28,401,664 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Voting Procedures

You should specify your choices with regard to each of the proposals on the enclosed proxy card. Any signed proxy cards received with no instructions, whether the cards come from shareholders who are “shareholders of record” (meaning the shares are registered directly in their name), or shareholders who are “beneficial owners” (meaning that the shares are held in a stock brokerage account or by a bank or other nominee), will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends that you vote FOR all of the nominees to the Board of Directors, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and FOR the approval of the amendment to Gentiva’s Amended and Restated Certificate of Incorporation.

Revocability of Proxies

A shareholder of record who executes and returns the accompanying proxy may revoke it at any time before it is voted by giving notice in writing to our Secretary, by granting a subsequent proxy or by appearing in person and voting at the meeting. Any shareholder attending the meeting and entitled to vote may vote in person whether or not the shareholder has previously submitted a proxy. Please note, however, that under the rules of the national stock exchanges, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the exchanges as followed by the beneficial owner’s brokerage firm.

Quorum; Abstentions and Broker Non-Votes

A majority of all the shares of common stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at the Annual Meeting, and an inspector of election appointed for the meeting will determine whether a quorum is present. Proxies marked as abstentions and “broker non-votes” are counted in determining whether a quorum is present. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner on a particular matter and that nominee does not possess or choose to exercise discretionary voting authority. Proxies marked as abstentions with respect to a proposal will have the effect of a negative vote as to that proposal. For Proposals 1 and 2, “broker non-votes” will have the effect of neither a vote for nor a vote against a proposal and will have the effect of reducing the number of affirmative votes required to achieve a majority vote. For Proposal 3, a “broker non-vote” will have the effect of a negative vote as to that proposal. Proxies marked to withhold authority to vote for a director will be counted in determining whether a quorum is present but will have no other effect on the election of directors. Computershare Trust Company, N.A., our independent transfer agent and registrar, will count the votes.

Additional Matters

Gentiva, whose principal executive offices are located at 3 Huntington Quadrangle, Suite 200S, Melville, New York 11747-4627, was incorporated in Delaware in August 1999.

We are mailing to you a copy of the 2007 Annual Report to Shareholders, including a copy of our Form 10-K for the fiscal year ended December 30, 2007, with this Notice of Annual Meeting and Proxy Statement. Copies are also available on our website at www.gentiva.com under the Investors section. The Annual Report and Form 10-K are not deemed part of the soliciting material for the proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

At our 2006 Annual Meeting of Shareholders, our shareholders approved an amendment to our Certificate of Incorporation to declassify our Board of Directors. Beginning with this year’s Annual Meeting, all directors will stand for election on an annual basis and will serve a one year term upon election. In addition, any director elected by the Board of Directors to fill a newly created directorship or to fill a vacancy on the Board of Directors will hold office for a term ending at the next annual meeting of shareholders after the director’s election.

Our Board of Directors currently consists of ten members, Victor F. Ganzi, Stuart R. Levine, Ronald A. Malone, Mary O’Neil Mundinger, Stuart Olsten, John A. Quelch, Raymond S. Troubh, Josh S. Weston, Gail R. Wilensky and Rodney D. Windley, all of whom are standing for re-election at this year’s Annual Meeting. Each has consented to serve another term as a director if re-elected. The Compensation, Corporate Governance and Nominating Committee of the Board of Directors recommended the slate of nominees to the independent directors for their approval. The Board of Directors has recommended the slate approved by the independent directors to the shareholders for approval at the Annual Meeting.

The vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting is required for election as a director. Proxies will be voted at the meeting for the election as directors of the ten nominees, unless authority to do so is withheld. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the proxies may be voted for a substitute nominee or nominees.

The Board of Directors recommends that you vote FOR the election of Victor F. Ganzi, Stuart R. Levine, Ronald A. Malone, Mary O’Neil Mundinger, Stuart Olsten, John A. Quelch, Raymond S. Troubh, Josh S. Weston, Gail R. Wilensky and Rodney D. Windley.

Information as to Nominees for Director

The following information, as reported to us, is shown below for each nominee for director: name, age and principal occupation; period during which he or she has served as a director; position, if any, with us; certain business experience; other directorships held; and any committees of our Board of Directors on which the nominee serves.

Victor F. Ganzi

Mr. Ganzi has served as a director of Gentiva and Chairman of the Audit Committee of the Board since November 1999. He served as a director of Olsten Corporation from 1998 until March 2000. He has been president and chief executive officer of The Hearst Corporation, a private diversified communications company with interests in magazine, newspaper and business publishing, television and radio stations and cable programming networks, since June 2002. He served as Hearst’s executive vice president from 1997 to June 2002 and its chief operating officer from 1998 to June 2002. From 1992 to 1997, at various times, Mr. Ganzi served as Hearst’s senior vice president, chief financial officer, chief legal officer and general counsel. He is chairman of the board of directors and a member of the executive and compensation committees of Hearst–Argyle Television, Inc. and a director and member of the audit and compensation and benefits committees of Wyeth. Mr. Ganzi is 61 years old.

Stuart R. Levine

Mr. Levine has served as a director of Gentiva since November 1999 and as Lead Director of the Board since February 2003. He has served as a member of the Compensation, Corporate Governance and Nominating Committee of the Board since November 1999, serving as Chairman of that Committee since June 2002, and he has served as a member of the Clinical Quality Committee of the Board since May 2003. He served as a director of Olsten Corporation from 1995 until March 2000. Since June 1996, he has served as the chairman and chief executive officer of Stuart Levine & Associates LLC, an international consulting and leadership development company. From 1992 to June 1996, he was chief executive officer of Dale Carnegie & Associates, Inc. He is the author of The Leader in You, The Six Fundamentals of Success and Cut to the Chase. Mr. Levine currently serves as a trustee of North Shore—LIJ Health System, serving as past vice chairman and chair of its strategic planning committee and currently chairing its joint conference/professional affairs ambulatory care committee. He is a director of Broadridge Financial Solutions, Inc. and chairs its governance committee. Mr. Levine is 60 years old.

Ronald A. Malone

Mr. Malone has served as our Chief Executive Officer and Chairman of the Board of Directors since June 2002. He served as our executive vice president from March 2000 to June 2002 and as president of our home health services division from January 2001 to June 2002. Prior to joining Gentiva, he served in various positions with Olsten Corporation including executive vice president of Olsten Corporation and president, Olsten Staffing Services, United States and Canada, from 1999 to March 2000. From 1994 to 1998, he served successively as Olsten’s senior vice president, southeast division; senior vice president, operations; and executive vice president, operations. He is a director and member of the compensation and management development committee of Hillenbrand Industries, Inc. Mr. Malone is 53 years old.

Mary O’Neil Mundinger

Dr. Mundinger has served as a director of Gentiva since November 2002 and as Chairwoman of the Clinical Quality Committee of the Board since May 2003. She is the Centennial Professor in Health Policy at the Columbia University School of Nursing and since 1986 has served as Dean of Columbia’s School of Nursing. Dr. Mundinger is an elected member of the Institute of Medicine of the National Academies, the American Academy of Nursing and the New York Academy of Medicine. She is a director and member of the nominating committee of Cell Therapeutics Inc. and a director and member of the nominating committee of UnitedHealth Group Incorporated. Dr. Mundinger is 70 years old.

Stuart Olsten

Mr. Olsten has served as a director of Gentiva since November 1999. He served as a director of Olsten Corporation from 1986 until March 2000. From February 1999 until March 2000, he was the chairman of the board of directors of Olsten Corporation. He was vice chairman of Olsten Corporation from 1994 to February 1999 and was president of Olsten Corporation from 1990 to 1998. From 2001 to March 2007, Mr. Olsten was the chairman of the operating board of MaggieMoo’s International, LLC and was its president and chief executive officer from July 2003 through December 2003. Mr. Olsten is 55 years old.

John A. Quelch

Dr. Quelch has served as a director of Gentiva since May 2006 and as a member of the Clinical Quality Committee of the Board since May 2007. He has been Senior Associate Dean and Lincoln Filene Professor of Business Administration at Harvard Business School since June 2001. From July 1998 through June 2001, he was Dean of London Business School. Prior to that, Dr. Quelch was an Assistant Professor, an Associate Professor and a full Professor of Business Administration at Harvard Business School from 1979 to 1998. Dr. Quelch is a director of WPP Group plc, a director and member of the nominating and compensation committees of Inverness Medical Innovations, Inc. and a director and member of the nominating and compensation committees of The Pepsi Bottling Group, Inc. and is the Chairman of the Massachusetts Port Authority. Dr. Quelch is 56 years old.

Raymond S. Troubh

Mr. Troubh has served as a director of Gentiva and a member of the Compensation, Corporate Governance and Nominating Committee of the Board since November 1999 and as a member of the Audit Committee of the Board since May 2000. He served as a director of Olsten Corporation from 1993 until March 2000. He has been a financial consultant for more than five years. He is a director, chairman of the compensation committee and member of the audit committee of Diamond Offshore Drilling Inc., a director and member of the compensation committee of General American Investors Company and a director and member of the audit committee of Triarc Companies, Inc. Mr. Troubh is 81 years old.

Josh S. Weston

Mr. Weston has served as a director of Gentiva and a member of the Compensation, Corporate Governance and Nominating Committee of the Board since November 1999 and a member of the Audit Committee of the Board since June 2002. He served as a director of Olsten Corporation from 1995 until March 2000. Since 1998, he has been honorary chairman of Automatic Data Processing, Inc., a provider of computerized transaction processing, data communication and information services. He was chairman of Automatic Data Processing, Inc. from 1982 to 1998 and was its chief executive officer from 1982 to 1996. He is a director of J. Crew Inc. Mr. Weston is 79 years old.

Gail R. Wilensky

Dr. Wilensky has served as a director of Gentiva since March 2000 and as a member of the Clinical Quality Committee of the Board since May 2003 and a member of the Compensation, Corporate Governance and Nominating Committee of the Board since May 2007. She served as a member of the Audit Committee of the Board from March 2000 to February 2003. Since 1993, she has been a senior fellow at Project HOPE, an international health foundation, and since October 2004, she has been vice chair of the Maryland Health Care Commission. She co-chaired the President’s Task Force To Improve Healthcare Delivery For Our Nation’s Veterans from 2001 to 2003. From 1997 to 2001, she chaired the Medicare Payment Advisory Commission. She served as deputy assistant to President George H. W. Bush for policy development from March 1992 to January 1993 and as administrator of the Health Care Financing Administration from January 1990 to March 1992. She is an elected member of the Institute of Medicine and serves as a trustee of the Combined Benefits Fund of the

United Mineworkers of America and the American Heart Association. She is an advisor to the Robert Wood Johnson Foundation and The Commonwealth Fund. She is a director and member of the governance committee of Cephalon, Inc., a director and member of the quality/compliance and governance committees of Quest Diagnostics Incorporated, a director and member of the compensation committee of SRA International, Inc. and a director and member of the compensation and governance committees of UnitedHealth Group Incorporated. Dr. Wilensky is 64 years old.

Rodney D. Windley

Mr. Windley has served as a director of Gentiva since February 28, 2006, when he was elected to the Board and appointed Vice Chairman of the Board in connection with the completion of our acquisition of The Healthfield Group, Inc. Mr. Windley, Healthfield’s founder, had served as its chairman and chief executive officer since its inception in 1986 until the completion of the acquisition. Mr. Windley is president of the Georgia Association for Home Care and vice chairman of the Georgia Chapter of the March of Dimes. He is also chair emeritus of Fragile Kids Foundation, Inc., having started the charity in 1992. Mr. Windley is 60 years old.

CORPORATE GOVERNANCE

Independent Directors

In accordance with the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”), we ensure that at least a majority of our Board is independent under the Nasdaq definition of independence set forth in Rule 4200(a)(15), and that the members of the Board as a group maintain the requisite qualifications under Nasdaq listing standards for populating the Audit Committee and the Compensation, Corporate Governance and Nominating Committee. The Compensation, Corporate Governance and Nominating Committee and the Board of Directors have determined that Victor F. Ganzi, Stuart R. Levine, Mary O’Neil Mundinger, Stuart Olsten, John A. Quelch, Raymond S. Troubh, Josh S. Weston and Gail R. Wilensky do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with Nasdaq listing standards. In addition, we define “independent director” in the charters of the Audit Committee and the Compensation, Corporate Governance and Nominating Committee, both of which may be found on our website at www.gentiva.com. Each member of the Audit Committee and Compensation, Corporate Governance and Nominating Committee is independent in accordance with the Nasdaq listing standards and satisfies the definition of “independent director” set forth in the respective committee charter.

The independent directors customarily meet in executive session on the dates when regularly scheduled Board meetings are held. Mr. Levine, the Board’s Lead Director, presides over the executive sessions of the independent directors.

Meetings of the Board and its Committees

Our Board of Directors currently consists of ten members. During the past fiscal year, the Board held eight meetings and one strategic planning meeting. The Board has three standing committees, an Audit Committee, a Clinical Quality Committee and a Compensation, Corporate Governance and Nominating Committee, whose principal functions are briefly described below. None of the members of any committee is an employee or officer of Gentiva, and each is independent in accordance with the Nasdaq listing standards.

During 2007, each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and all committees on which the director served during the period that the director served, except for Dr. Quelch, who attended 73% of the meetings of the Board and the committee on which he served. Seven of our Board members attended our 2007 Annual Meeting. It is our policy to encourage our Board members to attend the Annual Meeting.

Audit Committee

The principal functions and responsibilities of the Audit Committee include:

•	overseeing our internal control structure, financial reporting and legal and compliance program;

•	reviewing and selecting the independent registered public accounting firm to audit our consolidated financial statements;

•	receiving and acting on reports and comments from our independent registered public accounting firm and approving the firm’s fees;

•	reviewing critical accounting principles and estimates employed in our financial reporting;

•

reviewing our annual audited consolidated financial statements and quarterly financial statements with management and our independent registered public accounting firm and recommending inclusion of the financial statements in our annual report on Form 10-K;

•	maintaining direct lines of communication with the Board of Directors and our management, internal auditing staff and independent registered public accounting firm; and

•	reporting to the Board of Directors a summary of its findings and recommendations.

Mr. Ganzi serves as the Chairman, and Messrs. Troubh and Weston serve as members, of the Audit Committee. The Committee met six times in 2007. The Board of Directors has adopted a written charter for the Audit Committee, which is posted on our website at www.gentiva.com under the Investors section. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that each member of the Audit Committee is “independent” under the heightened independence standards required for members of the Audit Committee by the Nasdaq listing standards, the rules of the Securities and Exchange Commission and the Audit Committee Charter. The Board of Directors has also determined that Victor F. Ganzi is an “audit committee financial expert,” as that term is defined by rules and regulations of the Securities and Exchange Commission.

Clinical Quality Committee

The principal functions and responsibilities of the Clinical Quality Committee include:

•	providing oversight of our clinical leadership in the development of leading edge clinical strategies and practices;

•	monitoring our performance against established internal and external benchmarking regarding clinical performance and outcomes;

•	facilitating the development of industry best practices based on internal and external data comparisons;

•	fostering enhanced awareness of our clinical performance by the Board of Directors and external sources;

•	establishing a long term, strategic clinical vision for Gentiva; and

•	reporting to the Board of Directors a summary of its findings and recommendations.

Dr. Mundinger serves as the Chairwoman, and Mr. Levine and Drs. Quelch and Wilensky serve as members, of the Clinical Quality Committee. The Committee met four times in 2007. The Board of Directors has adopted a written charter for the Clinical Quality Committee, which is posted on our website at www.gentiva.com under the Investors section.

Compensation, Corporate Governance and Nominating Committee

The principal functions and responsibilities of the Compensation, Corporate Governance and Nominating Committee include:

•	overseeing and administering our executive compensation policies, plans and practices;

•	establishing and adjusting from time to time compensation for our Chief Executive Officer and our other executive officers;

•	authorizing the issuance of stock options, stock awards and other awards under our 2004 Equity Incentive Plan;

•	monitoring and safeguarding the independence of our Board of Directors;

•	overseeing succession planning for our Chief Executive Officer and other key executives;

•

seeking, considering and recommending qualified candidates for election as directors and recommending a slate of nominees for election by the shareholders at the Annual Meeting, subject to the approval of the independent directors of the Board; and

•	reporting to the Board of Directors a summary of its findings and recommendations.

Mr. Levine serves as Chairman, and Messrs. Troubh and Weston and Dr. Wilensky serve as members, of the Compensation, Corporate Governance and Nominating Committee, which met nine times in 2007. The Board of Directors has adopted a written charter for the Compensation, Corporate Governance and Nominating Committee, which is posted on our website at www.gentiva.com under the Investors section. The Board has determined that each of the members of the Committee is an “independent director” as defined in the charter and under Nasdaq listing standards, is a “non-employee director” as defined in the charter and in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code and related regulations.

Compensation Committee Process

Our Compensation, Corporate Governance and Nominating Committee is responsible for determining the compensation of our Chief Executive Officer and our other executive officers. The Committee is responsible for administering our executive officers bonus plan, establishing goals and objectives relevant to executive compensation, and evaluating our executive officers’ performance. The Committee is also responsible for advising the Board of Directors about trends in director compensation and proposing guidelines regarding director compensation matters. The Committee makes recommendations to our Board of Directors regarding our incentive compensation and equity compensation plans and approves all awards under our equity compensation plans. The Committee also oversees our benefit plans and evaluates any proposed new retirement or executive benefit plans. The Committee may delegate its plan administrative duties, and in 2006 delegated its authority to administer Gentiva’s Employee Stock Purchase Plan to our Benefits Plan Administrative Committee, which is appointed by the Board of Directors.

The Compensation, Corporate Governance and Nominating Committee has sole authority, without full Board action, to retain and terminate outside advisors, such as compensation consultants. In 2007, the firm of Frederic W. Cook & Co., Inc. was engaged on behalf of the Committee to provide recommendations regarding executive officer compensation, including equity grants, as discussed in more detail in the Compensation Discussion and Analysis below.

The Committee generally receives proposals and information from its compensation consultant and from the Chief Executive Officer for its consideration regarding executive and director compensation. As discussed below in the Compensation Discussion and Analysis, our Chief Executive Officer works closely with the Committee to maintain an open dialogue regarding the Committee’s goals, progress towards achievement of those goals and expectations for future performance, and makes recommendations regarding the compensation of our officers other than himself.

Early in the year, our Compensation, Corporate Governance and Nominating Committee generally reviews our executive officers’ compensation, approves any salary increases (unless approved at the end of the prior year) and equity grants, evaluates and approves discretionary profit sharing contributions and the annual bonus awards for the prior year, and establishes the performance goals for the upcoming year. Throughout the year, the Committee oversees recruiting for executive and director positions and approves compensation for newly hired or promoted executives. The Committee also reviews our general employee benefit plans and approves changes as needed. At the end of the year, the Committee generally meets to review executive compensation and discuss potential compensation to be approved for the following year, and may approve salary increases or other compensation items for the following year.

Compensation Committee Interlocks and Insider Participation

None of the directors on the Compensation, Corporate Governance and Nominating Committee is or was formerly an officer or employee of Gentiva or had any relationship or related party transaction requiring disclosure under the rules of the Securities and Exchange Commission. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation, Corporate Governance and Nominating Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Consideration of Director Nominees

The Compensation, Corporate Governance and Nominating Committee will consider recommendations for director nominees from an array of sources, including members of our Board, management and shareholders. Shareholders who would like the Compensation, Corporate Governance and Nominating Committee to consider a prospective candidate should submit the candidate’s name, biographical data and qualifications, as well as a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director, to Gentiva’s Secretary, Gentiva Health Services, Inc., 3 Huntington Quadrangle, Suite 200S, Melville, New York 11747-4627. Submissions of names (and other required information) by shareholders of prospective candidates for consideration by the Committee for nomination and election at our 2009 Annual Meeting of Shareholders must be received in writing by us at the above address on or after October 10, 2008 and on or before December 10, 2008. The Committee reserves the right to request additional information from the candidate to assist the Committee in the evaluation process.

The Compensation, Corporate Governance and Nominating Committee believes that all members of the Board should have the highest professional and personal ethics and values and have a record of outstanding ability and judgment. Directors should be committed to enhancing shareholder value and have sufficient time to attend meetings and participate effectively on the Board. Each director is expected to represent the interests of all shareholders.

While there is no firm requirement of minimum qualifications or skills that a director candidate must possess, the Compensation, Corporate Governance and Nominating Committee will evaluate director candidates based on a number of factors, including their independence, business judgment, leadership ability, experience in developing and analyzing business strategies, experience in the health care industry, strategic vision and financial literacy, and, for incumbent directors, their past performance. All members of the Board may interview the final candidates. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders.

In accordance with Nasdaq listing standards, we also ensure that at least a majority of our Board is independent under the Nasdaq definition of independence, and that the members of the Board as a group maintain the requisite qualifications under Nasdaq listing standards and under our committee charters for populating the Audit Committee and the Compensation, Corporate Governance and Nominating Committee.

Once the Compensation, Corporate Governance and Nominating Committee has evaluated the director candidates as described above, it recommends the slate of nominees to the independent directors for their approval. The Board of Directors then recommends the slate approved by the independent directors to the shareholders for their approval at the next annual meeting of shareholders.

Shareholder Communications

The Board of Directors has established a process for shareholders to send communications to the Board. Shareholders may communicate with the Board generally or with a specific director at any time by writing to Gentiva’s Secretary, Gentiva Health Services, Inc., 3 Huntington Quadrangle, Suite 200S, Melville, New York 11747-4627. The Secretary will forward communications to the director to whom they are addressed, or, if addressed to the Board generally, to the Chairman of the Compensation, Corporate Governance and Nominating Committee.

Code of Ethics

We have adopted two codes of ethics, a Code of Ethics for Senior Financial Officers (including the Chief Executive Officer) and a Code of Business Conduct and Ethics, which is applicable to all of our employees, officers and directors. The codes are designed to promote honest and ethical conduct by our employees, officers and directors, and each is posted on our website at www.gentiva.com under the Investors section.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 10, 2008 (unless otherwise indicated), the amount of beneficial ownership of our common stock by:

•	our executive officers who are named in the Summary Compensation Table;

•	each director and nominee for director;

•	each beneficial owner of more than five percent of our common stock; and

•	all of our executive officers and directors as a group.

For the purpose of the table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after March 10, 2008 through the exercise of stock options or exchange or conversion rights, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount of Shares of Common Stock and Nature of Beneficial Ownership(1)(2)(3)(4)	Percent of Class Owned (if more than 1%)
Ronald A. Malone	535,683	1.9%
Stephen B. Paige	67,992	—
John R. Potapchuk	227,483	—
Brian D. Silva	20,000	—
Tony Strange(5)	312,021	1.1
Victor F. Ganzi	73,738	—
Stuart R. Levine	32,050	—
Mary O’Neil Mundinger	30,041	—
Stuart Olsten(6)	230,699	—
John A. Quelch	7,487	—
Raymond S. Troubh(7)	181,347	—
Josh S. Weston	31,731	—
Gail R. Wilensky	33,205	—
Rodney D. Windley(8)	1,318,540	4.6
JPMorgan Chase & Co.(9) 270 Park Ave New York, NY 10017	2,298,421	8.1
Wells Fargo & Company(10) 420 Montgomery Street San Francisco, CA 94104	2,191,600	7.7
Dimensional Fund Advisors LP(11) 1299 Ocean Avenue Santa Monica, CA 90401	2,151,847	7.6
WS Capital, L.L.C.(12) 300 Crescent Court, Suite 1111 Dallas, TX 75201	1,813,026	6.4
Alliance Capital Management L.P.(13) c/o AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	1,671,760	5.9
Barclays Global Investors, NA(14) 45 Fremont Street San Francisco, CA 94105	1,555,653	5.5

Name of Beneficial Owner	Amount of Shares of Common Stock and Nature of Beneficial Ownership(1)(2)(3)(4)	Percent of Class Owned (if more than 1%)
Westfield Capital Management Company, LLC(15) One Financial Center Boston, MA 02111-2690	1,412,950	5.0
All executive officers and directors as a group(15 persons)(16)	3,048,416	10.3

(1)	Unless otherwise indicated, the shareholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.
(2)	Includes beneficial ownership of the following number of shares that may be acquired upon exercise of presently exercisable stock options under our 1999 Stock Incentive Plan or 2004 Equity Incentive Plan: Mr. Malone—521,656; Mr. Paige—62,000; Mr. Potapchuk—191,000; Mr. Silva—20,000; Mr. Strange—32,500; Mr. Ganzi—17,500; Dr. Mundinger—17,500; Mr. Olsten—34,345; Mr. Troubh—17,500; and Dr. Wilensky—17,500.
(3)	Includes beneficial ownership of the following number of whole shares acquired and currently held under our Employee Stock Purchase Plan, as amended: Mr. Malone—14,027; Mr. Paige—5,992; Mr. Potapchuk—11,171; and Mr. Strange—2,852.
(4)	Includes beneficial ownership of the following number of shares representing the equivalent of units deferred under our Stock & Deferred Compensation Plan for Non-Employee Directors: Mr. Ganzi—21,105; Mr. Levine—13,047; Dr. Mundinger—10,090; Mr. Olsten—21,105; Dr. Quelch—4,987; Mr. Troubh—18,075; Mr. Weston—10,099; Dr. Wilensky—10,161; and Mr. Windley—5,584.
(5)	In addition to the shares referred to in footnotes (2) and (3), Mr. Strange’s holdings include 187,708 shares owned directly and 88,961 shares held by RT Management, LLC with respect to which Mr. Strange shares voting and investment power with Rodney D. Windley, Vice Chairman of our Board of Directors. Mr. Strange is a co-manager of RT Management, LLC and owns approximately 75% of the interest in the shares held by RT Management, LLC. Mr. Strange disclaims beneficial ownership in the shares held in RT Management, LLC, except to the extent of his pecuniary interest therein.
(6)	In addition to the shares referred to in footnotes (2) and (4), Mr. Olsten’s holdings include 174,949 shares owned directly and 300 shares owned by his wife, as to which shares he disclaims beneficial ownership.
(7)	In addition to the shares referred to in footnotes (2) and (4), Mr. Troubh’s holdings include 76,024 shares owned directly and 69,748 shares owned indirectly and held in a limited partnership in which Mr. Troubh has an approximate 42% interest and of which he is the general partner.
(8)	In addition to the shares referred to in footnote (4), Mr. Windley’s holdings include 1,108,716 shares owned directly, 115,279 shares owned indirectly through a grantor retained annuity trust, and 88,961 shares held by RT Management, LLC with respect to which Mr. Windley shares voting and investment power with Tony Strange, our President and Chief Operating Officer. Mr. Windley is a co-manager of RT Management, LLC and owns approximately 25% of the interest in the shares held by RT Management, LLC. Mr. Windley disclaims beneficial interest in the shares held in RT Management, LLC, except to the extent of his pecuniary interest therein.
(9)	Based on a Schedule 13G/A (Amendment No.1) dated January 28, 2008 and filed with the Securities and Exchange Commission, as of December 31, 2007, JPMorgan Chase & Co. reported beneficial ownership of 2,298,421 shares, with sole voting power as to 2,195,744 of the shares and sole dispositive power as to all of the shares. The Schedule 13G/A indicates that JPMorgan Chase & Co. is the beneficial owner of the shares on behalf of other persons known to have one or more of the following: (i) the right to receive dividends for the shares; (ii) the power to direct the receipt of dividends from the shares; (iii) the right to receive the proceeds from the sale of the shares; or (iv) the right to direct the receipt of proceeds from the sale of the shares. The Schedule 13G/A was filed on behalf of JPMorgan Chase & Co. and its wholly owned subsidiaries, J.P. Morgan Investment Management Inc. and JPMorgan Investment Advisors Inc.
(10)

Based on a Schedule 13G/A (Amendment No. 2) dated January 16, 2008 and filed with the Securities and Exchange Commission, as of December 31, 2007, Wells Fargo & Co. reported beneficial ownership of 2,191,600 shares, with sole voting power as to 2,171,065 of the shares and sole dispositive power as to all of the shares. In the Schedule 13G/A, Wells Capital Management Incorporated reported that it held sole voting power as to 468,277 of the shares and sole dispositive power as to 2,148,549 of the shares. In addition, in the Schedule 13G/A, Wells Fargo Funds Management, LLC reported that it held sole voting power as to 1,699,488 of the shares and sole dispositive power as to 39,751 of the shares.
(11)	Based on a Schedule 13G/A (Amendment No. 1) dated February 6, 2008 and filed with the Securities and Exchange Commission, as of December 31, 2007, Dimensional Fund Advisors LP (“Dimensional”) reported beneficial ownership of 2,151,847 shares with sole voting and dispositive power as to all of the shares. Dimensional, a registered investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares and may be deemed to be the beneficial owner of the shares. Dimensional disclaims beneficial ownership of the shares.
(12)	Based on a Schedule 13G/A (Amendment No. 3) dated February 12, 2008 and filed with the Securities and Exchange Commission, as of December 31, 2007, WS Capital, L.L.C. reported beneficial ownership of 1,813,026 shares, with shared voting power and shared dispositive power as to all of these shares. In the Schedule 13G/A, WS Capital Management, L.P. reported beneficial ownership of 1,813,026 of the shares, with shared voting power and shared dispositive power as to all of the shares; WSV Management, L.L.C. reported beneficial ownership of 453,400 of the shares, with sole voting power and sole dispositive power as to all of these shares; and WS Ventures Management, L.P. reported beneficial ownership of 321,300 shares, with shared voting power and shared dispositive power as to these shares. In addition, in the Schedule 13G/A, Reid S. Walker and G. Stacy Smith, who are both principals of WS Capital, L.L.C. and WSV Management, L.L.C., reported that they each hold shared voting power and shared dispositive power as to 2,134,326 shares. Patricia P. Walker, who is a principal of WSV Management L.L.C. and WS Ventures Management L.P., reported that she held shared voting power and shared dispositive power as to 321,300 of the shares. The Schedule 13G/A indicates that each of the reporting persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act.
(13)	Based on a Schedule 13G dated February 14, 2008 and filed with the Securities and Exchange Commission, as of December 31, 2007, Alliance Capital Management L.P. reported that a majority of the shares are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment advisor. Alliance Capital Management L.P. is a majority-owned subsidiary of AXA Financial, Inc. In addition, in the Schedule 13G, each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA reported beneficial ownership of 1,671,760 of the shares, with sole voting power as to 1,126,555 of the shares, shared voting power as to 7,600 of the shares, and sole dispositive power as to 1,671,760 shares. In the Schedule 13G, AXA Financial, Inc. reported beneficial ownership of 651,635 of the shares, with sole voting power as to 623,385 of the shares, shared voting power as to 7,600 of the shares and sole dispositive power as to 651,635 shares. The Schedule 13G indicates that each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent voting and investment decisions.
(14)	Based on a Schedule 13G dated January 10, 2008 and filed with the Securities and Exchange Commission, as of December 31, 2007, Barclays Global Investors, NA reported beneficial ownership of 654,204 of the shares and had sole voting power as to 579,505 of the shares and sole dispositive power as to 654,204 shares. In the Schedule 13G, Barclays Global Fund Advisors reported beneficial ownership of 872,755 of the shares and sole voting power as to 639,796 of the shares and sole dispositive power as to 872,755 shares. In addition, in the Schedule 13G, Barclays Global Investors, LTD reported beneficial ownership of 28,694 of the shares and sole dispositive power as to all of these shares. The Schedule 13G indicates that the shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.
(15)	Based on a Schedule 13G/A (Amendment No. 2) dated January 10, 2008 and filed with the Securities and Exchange Commission, as of December 31, 2007, Westfield Capital Management Co., LLC reported beneficial ownership of 1,412,950 shares, with sole voting power as to 933,400 of the shares and sole dispositive power as to 1,412,950 shares. The Schedule 13G/A indicates that the shares are owned of record by certain mutual funds, institutional accounts and/or separate accounts managed by Westfield Capital Management Co., LLC. Westfield Capital Management Co., LLC disclaims any beneficial ownership in the shares.
(16)	Includes 1,972,796 shares owned directly and indirectly by current executive officers and directors, 961,367 shares that may be acquired upon exercise of presently exercisable stock options and 114,253 shares representing shares deferred as share units.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Through our compensation program and each element of compensation in the program, we seek to attract, motivate and retain executive officers and to align the interests of our executive officers with the interests of our shareholders. At the same time, we seek to reinforce the objectives, priorities and core values of Gentiva, including providing superior quality care, ensuring a culture of compliance, and treating all employees and patients with respect. The principal elements of our compensation program are as follows:

•	competitive base salaries,

•	annual cash incentive opportunities, and

•	longer term equity awards.

We also provide our executive officers with certain other benefits and perquisites that are discussed below under “Other Compensation.” The Compensation, Corporate Governance and Nominating Committee of our Board of Directors oversees our executive compensation program.

In 2007, we continued our integration of The Healthfield Group, Inc., a regional provider of home healthcare, hospice and related services in the southeastern United States acquired by us in 2006. As discussed in our 2007 proxy statement, this acquisition had a significant impact on the size and structure of our organization and consequently impacted the level of responsibility, evaluation of performance, and ultimately the compensation of our executive officers starting in 2006 and continuing into 2007. The Committee also wanted our executive officers to continue to focus in 2007 on retaining our caregivers, improving and expanding services provided to our patients and customers, growing and developing internal personnel resources, including succession planning for key executive positions, and achieving our financial, operational and clinical goals. Consequently, the Committee included these considerations in its evaluations of our officers’ performance and individual merit.

In 2007, the Committee again engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant to provide the Committee with competitive market data for its consideration and to assist the Committee in setting compensation for our executive officers. The Committee annually evaluates, with the assistance of its consultant, the composition of the peer group that it uses for analysis of competitive market data. In 2006 and early 2007, while in the process of this evaluation, we continued to use the following two historical peer groups, one of which focused on home health care businesses and the other of which was more general in nature, but still focused on health care-related companies:

Home Health	Other Health Care Related
Allied Healthcare International	AMN Healthcare Services
Amedisys	AmSurg
Apria Healthcare Group	Cross Country Healthcare
Lincare Holdings	Manor Care
Odyssey Healthcare	Medical Staffing Network Holdings
Pediatric Services of America	Option Care
VistaCare	Priority Healthcare
RehabCare
Renal Care Group

In mid-2007, the Committee, with the assistance of its consultant, determined to use a revised peer group, consisting of the following companies:

Amedisys	Healthways
AMN Healthcare Services	LHC Group
Apria Healthcare Group	Lincare Holdings
Chemed	National HealthCare
Cross Country Healthcare	Odyssey Healthcare
Five Star Quality Care	Option Care

The Committee chose this revised peer group because it better reflected Gentiva’s business, operations and size following the Healthfield acquisition and was more focused on companies that provide services similar in nature to those provided by Gentiva. The Committee will continue to assess the composition of the most appropriate peer group on an annual basis.

Although market data is one factor that we consider to understand competitive compensation, industry trends and best practices regarding various compensation elements, in 2007 we did not follow a particular benchmark with regard to competitive data. This was based in large part upon the continuing transformational changes in Gentiva following the Healthfield acquisition and our desire for flexibility in designing our compensation program. Instead, the competitive data provided us with a general gauge with which to assess current market compensation levels and practices. In addition, we do not use any particular benchmark or guideline for the mix of various elements of compensation, although we take into consideration market trends. As discussed in more detail below, along with competitive data, the Committee considers an analysis of historical compensation paid to each of the executive officers over the prior five years (or such shorter time as the individual had been employed by us), including base salary, annual incentive awards at both target and actual amounts, Black-Scholes valuations of annual long term incentive awards, market value gains on long term incentive awards and other compensation.

Our Chief Executive Officer works closely with the Committee to maintain an open dialogue regarding the Committee’s goals, progress towards achievement of those goals and expectations for future performance. The Chief Executive Officer updates the Committee regularly on results and compensation issues and generally attends Committee meetings, except for executive sessions. Our Chief Executive Officer also provides the Committee with recommendations regarding compensation for our executive officers other than himself. In part because the Chief Executive Officer works closely with the Committee throughout the year, the Committee is in a unique position to evaluate his performance and make its own determinations regarding appropriate levels of compensation for the Chief Executive Officer.

Section 162(m) of the Internal Revenue Code limits our tax deduction for compensation over $1,000,000 paid to our Chief Executive Officer and to certain other executive officers. Compensation that meets the requirements for qualified performance-based compensation under the Internal Revenue Code is not included in this limit. Generally, the Committee takes into account the tax deductibility of compensation for executive officers in decisions regarding our executive compensation program. Accordingly, our stock options are typically designed to qualify as performance-based compensation exempt from the limit of Section 162(m). In addition, in 2007, the Committee worked with its independent legal counsel to structure our annual incentive compensation to qualify as performance-based compensation under Section 162(m). However, in order to qualify as performance-based compensation, payments must generally be formulaic, resulting in a loss of flexibility. Therefore, our Committee may provide compensation to our executive officers that may not be deductible in order to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. The Committee also desires to maintain the flexibility to provide compensation that the Committee believes more accurately reflects all of the subjective and objective factors that determine an executive’s level of success and deliver value to our shareholders.

Base Salary

Base salaries are the most basic form of compensation and are integral to any competitive employment arrangement. The Committee establishes the base salary for our Chief Executive Officer and our other executive officers each year. The Chief Executive Officer’s annual base salary is subject to the minimum of $525,000 provided for in his employment agreement with us, and Mr. Strange’s annual base salary is subject to the minimum of $425,000 provided for in a letter agreement we entered into with him at the time of the Healthfield acquisition. In setting the base salaries for 2007, the Committee considered the relative importance of each executive officer’s position; the officer’s individual performance and contributions to Gentiva, taking into account performance against individual goals as discussed in more detail below in connection with our annual incentive compensation; the officer’s leadership contribution; and the recommendations of the Chief Executive Officer for the base salaries of officers other than himself. As noted above, the Committee also reviewed historical compensation information for each of the executive officers as part of its analysis in setting base salaries. The Committee used this information to review historical progression of each executive officer’s compensation and to identify variations in compensation levels among the executive officers. In addition, the Committee took into account the fact that we do not provide pension or other supplemental executive retirement plan benefits to our executive officers. The Committee also considered information provided by its independent compensation consultant, including a discussion of current market trends in salary increases for executive officers in the range of 3.0% to 4.5%, with additional adjustments beyond that range to reflect performance. However, the consultant did not recommend specific salary adjustments.

Messrs. Malone, Potapchuk and Paige received increases effective January 1, 2007 based on the review discussed above. For Messrs. Strange and Silva, the Committee evaluated their base salaries in February 2007 in connection with the one year anniversary of their employment with Gentiva to ensure review of a full year of performance. Going forward, however, the Committee intends to evaluate them on the same schedule as the other executive officers. The Committee increased the base salaries of Messrs. Strange and Silva based on the review discussed above. The base salary increases for 2007 were as follows:

Named Executive Officer	2006 Base Salary	2007 Base Salary
Ronald Malone	$625,000	$700,000
Tony Strange	$425,000	$460,000
John Potapchuk	$340,000	$375,000
Stephen Paige	$300,000	$330,000
Brian Silva	$290,000	$305,000

Annual Incentive Compensation

Under our compensation program, an important part of each executive officer’s annual cash compensation is provided under our Executive Officers Bonus Plan, and therefore is dependent on achievement of corporate performance goals and individually tailored performance criteria. We believe that this type of program is part of the basic package provided by companies with whom we compete for executive talent, and thus helps us remain competitive. At the same time, we believe this program motivates our executive officers to meet our objectives and focus on our priorities and core values, which form the basis for the goals and, in particular, the individual performance goals, under this program.

Early in each year, the Committee establishes corporate performance goals and individual performance goals, as well as a weight for each of the goals, for each executive officer. The Committee also establishes a target level bonus amount for each executive officer as a percentage of base salary, which is used at the end of the year as the basepoint for determining any actual bonus payments. The target bonus amounts and performance goals for 2007 are described below and in the narrative following the Summary Compensation Table.

For 2007, the Committee set Mr. Malone’s target bonus amount at 100% of base salary, the target bonus level provided under his employment agreement, and set Mr. Strange’s target bonus amount at 60% of base salary, the target bonus level provided under his letter agreement with us. The Committee set our named executive officers’ target bonuses, other than Mr. Malone’s and Mr. Strange’s, after considering recommendations provided by Mr. Malone. The target awards were set at the same percentages of base salary that were used in 2006. In setting the target levels, the Committee believed that the 2006 percentages were still appropriate, particularly in light of the fact that there were no significant changes in the roles of the named executive officers in 2007 at the time the percentages were set. We also believe that these levels of annual incentive awards are consistent with the market, and provide internal consistency among our executive officers based on their levels of responsibility and contributions to our success.

The actual amount payable for annual bonuses is determined by the Committee after the end of our fiscal year, based on the extent to which performance goals were met or exceeded. For 2007 corporate performance, the Committee established corporate goals consisting of achievement of: (1) growth in annual revenue; (2) levels of annual operating profit margin; (3) limits on employee turnover in key personnel areas; (4) growth in 4th quarter revenue; and (5) levels of 4th quarter operating profit margin, with the first three goals weighted more heavily than the last two. For Mr. Strange, who served as our Executive Vice President and President of Gentiva Home Health until November 2007, when he was promoted to President and Chief Operating Officer of the entire Company, the two 4th quarter goals are based upon revenue growth and operating profit margin in our Home Health segment, rather than for the entire Company. The Committee included 4th quarter goals, in addition to annual goals, based upon its belief that continued integration efforts might adversely impact achievement of targeted corporate financial results in the first part of 2007, with the expectation that this effect would be overcome by the end of the year. The corporate goals for 2007 were based on the revenue targets, operating profit margin targets and limits on employee turnover in our 2007 business plan, and reflect the high standards that Gentiva set for itself in that business plan. Consequently, at the time these goals were established, the Committee considered them to be attainable at a high level of corporate performance.

Mr. Malone’s annual bonus award was structured, in part, to comply with the requirements of Section 162(m) of the Internal Revenue Code, as discussed above. However, the Committee also retained the authority to make a bonus award that does not comply with Section 162(m) if necessary to provide the flexibility to meet our overall compensation and corporate objectives. To the extent that any portion of his annual bonus award is not deductible by Gentiva under Section 162(m), Mr. Malone must defer payment of that portion in accordance with the terms of his employment agreement. For the other named executive officers, achievement of the corporate goals is weighted at approximately 60% of the total bonus award determination, with the remainder based on the achievement of individual goals. The Committee has discretion to evaluate achievement of corporate and individual goals for the other named executive officers at the end of our fiscal year and make discretionary negative or positive adjustments in any named executive officer’s bonus amount based on the level of satisfaction of those goals.

The individual goals were developed by the Committee with recommendations and input from our Chief Executive Officer, other than individual goals for our Chief Executive Officer himself, which were set solely by the Committee. The individual goals are based on subjective and objective criteria that are intended to support the corporate financial goals and our business plan and strategic focus for the year. Mr. Malone’s goals focus on overall corporate achievement, while the individual goals for the other named executive officers reflect Mr. Malone’s goals, but are specifically focused on each individual’s area of responsibility. The individual goals are based on the following:

•

For Mr. Malone: development of internal personnel, succession planning and a cohesive senior management team; organizational performance, including setting the right “tone at the top,” promoting effective internal and external communications and advancing governance practices; growth in the overall business and service offerings; and development of the succeeding year’s business plan.

•

For Mr. Strange: growth in the hospice division and specialty programs; expansion of sales and clinical coordination resources and limiting related employee turnover; reduction in overhead; and succession planning and personnel development in the Home Health segment.

•

For Mr. Potapchuk: corporate and business unit administrative savings; succession planning and personnel development in the accounting and finance department; and enhancing communications with the Board of Directors and Audit Committee.

•

For Mr. Paige: corporate governance initiatives; management of corporate legal needs; management and support of corporate acquisition initiatives; and enhancing communications with the Board of Directors and its committees.

•

For Mr. Silva: corporate succession planning and personnel development; development of equity compensation strategies; hiring initiatives; and development and implementation of enhanced employee communications processes.

The individual goals are intended to add economic value and to align each named executive officer’s compensation with expectations of leadership and achievement placed on the individual to realize various aspects of our business plan.

At its meeting in February 2008, the Committee evaluated individual and corporate performance for 2007. The Committee received a presentation from our Chief Executive Officer regarding his evaluation and recommended bonus levels for each named executive officer, based on the level of achievement of the corporate and individual goals for 2007, as well as a self-assessment of his own performance. In making the award determination, the Committee first reviewed the level of achievement of the corporate goals, noting that they were set at particularly high levels in 2007. The Committee determined that overall weighted average achievement of the goals was 84% of the target levels. The Committee also noted significant improvement in year-over-year corporate financial performance. The Committee recognized in particular a significant increase in earnings before interest, taxes, depreciation and amortization, or EBITDA, excluding special items and Healthfield restructuring and integration costs, adjusted to reflect the full year results for Healthfield in each period. The Committee also considered the significant year-over-year increases in net income and net income per common share on a diluted basis.

As a result of the analysis described above, the Committee decided to use the weighted average achievement of the corporate goals as the starting point for determining the actual bonus awards for the named executive officers. The Committee then adjusted the award amount for each officer based on the Committee’s subjective evaluation of his achievement of his individual goals. The Committee granted Mr. Malone an annual bonus award equal to 100% of his target amount based on the level of achievement of the corporate performance targets and his individual performance goals. In making its determination, the Committee particularly noted strong growth in the Company’s overall business and service offerings, including an acquisition and a significant contract extension initiated and structured in 2007 and completed in early 2008. Because the Committee determined to exercise its discretion to increase Mr. Malone’s award above the level achieved due to meeting the corporate performance targets, to reflect both his individual performance and the corporate performance factors discussed above, a portion of his award may not meet the requirements of Section 162(m) of the Internal Revenue Code. The Committee determined, however, that this exercise of discretion was appropriate in light of its subjective evaluations of Mr. Malone’s performance and the value delivered to the Company and its shareholders as a result of that performance. The portion of Mr. Malone’s bonus that reflects this discretionary increase is set forth in the “Bonus” column of the Summary Compensation Table below, and the non-discretionary portion is included in the “Non-Equity Incentive Plan” column of the table.

In evaluating the individual performance of the other named executive officers, the Committee took into account the recommendations of the Chief Executive Officer, as well as the specific performance factors discussed below. The Committee granted Mr. Strange an annual bonus award equal to 92% of his target amount, focusing on positive performance with respect to growth of specialty programs, sales force growth and reduction of overhead, despite some weakness in hospice growth. The Committee granted Mr. Potapchuk an award equal to 90% of his target bonus amount, taking into account positive performance in corporate savings and Board communication while continuing to encourage additional progress in succession planning in the finance department. Mr. Paige received 100% of his target amount based upon the Committee’s evaluation of his positive performance in each of his individual goals. The Committee granted Mr. Silva a bonus award equal to 83% of his target amount, noting his positive performance in employee hiring initiatives and development of a successful employee engagement survey, while expressing a desire for further development in succession planning and compensation strategy. The amounts of the 2007 annual bonuses for each of these officers are set forth in the “Non-Equity Incentive Plan” column of the Summary Compensation Table below.

In addition to the annual incentive awards based on achievement of the goals set under Executive Officers Bonus Plan, the Committee also has the authority to award discretionary bonuses to the named executive officers. In 2007, the Committee did not exercise this authority, and no discretionary bonuses were paid, other than as described above with respect to Mr. Malone’s annual bonus award.

Equity Incentive Awards

We believe that stock option grants strengthen the mutuality of interest between our executive officers and our shareholders because the potential compensation an executive can receive is tied directly to appreciation of our stock price. We believe this form of compensation is particularly effective for those individuals who have the most impact on the management and success of our business, providing them with a valuable long-term incentive while providing us with a valuable retention tool through the use of vesting periods. We also believe that stock options are an important part of a competitive compensation structure needed to attract and retain talented executives. Stock options are generally structured so that related compensation costs are deductible by us under Section 162(m) of the Internal Revenue Code.

In mid-2007, the Committee asked its independent compensation consultant to provide information about alternate types of equity compensation, including long-term incentive practices at peer companies. In particular, the Committee reviewed information about the use of stock options or stock appreciation rights, restricted stock with both time-based and performance-based vesting features, and long term performance-based awards with a multi-year performance cycle. The Committee noted the strong prevalence of the use of stock options in the peer group, with a growing use of restricted stock and, to a lesser extent, other long-term performance-based awards. While the results of the review did not impact 2007 equity compensation decisions, the Committee continues to evaluate these other forms of equity-based compensation for future grants.

We have traditionally made an annual grant of stock options to a broad group of managers that includes our named executive officers. Except for 2006, when the Committee delayed the annual grant to mid-March to include key employees of Healthfield, our Committee has historically made this broad-based stock option grant in the beginning of each fiscal year. The Committee first establishes an annual pool of shares for the stock options that will be available for the grant. In December 2006, the Committee reviewed information regarding the value and cost of our outstanding equity awards, dilutive impact of prior and proposed grants, and market rates of equity grants in connection with establishing the option pool for 2007. The Committee considered these factors as well as our needs for retention of and competitive compensation for our executives, and established a pool of up to 839,000 stock options, as compared to a pool of up to 1,000,000 stock options for the 2006 annual grant. Consistent with historical practice, the Committee then approved the 2007 annual grant in early January, and set the exercise price of the options as the volume weighted average price of a share of our common stock on Nasdaq on the grant date. The volume weighted average price is calculated by taking the weighted average of the prices of each trade of our common stock on Nasdaq on the grant date, which we believe provides a fair and accurate reflection of the market value of our common stock.

In determining the number of stock options to award to each of our named executive officers, the Committee considered each individual’s role and potential contribution to our business and the appropriate level of award for each executive in relation to the other executive officers and in light of the pool of stock options for 2007. The Committee also considered the amount of previous grants made to each individual as reflected in the historical compensation analysis, and evaluated the value of unvested equity compensation and its role as a retention tool. For stock options granted to named executive officers other than the Chief Executive Officer, the

Committee also considered the Chief Executive Officer’s recommendations. Information provided by the compensation consultant regarding general industry trends with respect to equity grants provided additional guidance to the Committee in determining appropriate levels of equity grants, including consideration of the use of stock options versus other types of awards. After evaluating the information provided, the Committee decided to continue to use stock options for the long-term equity component of our executives’ compensation and made the grants reflected in the “All Other Option Awards: Number of Securities Underlying Options” column of the Grants of Plan-Based Awards table below.

Executive Agreements

We have entered into severance agreements with each of our named executive officers, other than Mr. Malone, who has an employment agreement with severance provisions. We have also entered into change in control agreements with each of our named executive officers. The change in control agreements and severance agreements are designed so that executives can only receive benefits under one of the two agreements upon termination; they cannot receive benefits under both. These agreements are described in detail in the section below entitled “Potential Payments upon Termination or Change in Control.” Mr. Strange’s severance agreement is included in a letter agreement that we entered into with him at the time of the Healthfield acquisition, in part to document the terms of his employment and obtain his release of any rights he may have had under his employment agreement with Healthfield.

We believe that the severance agreements help us to attract talented executives, by providing an executive with security in the event that we terminate him or her without cause, or in some cases if specified actions on our part cause the executive to leave voluntarily. We believe that these agreements provide security to our executives that allows them to focus on managing our business and, in the event the executive’s position is terminated without wrongdoing by the executive, to transition to a new position. These agreements also allow us to obtain a release of claims from the executive and valuable covenants to protect our confidentiality, as well as non-competition and non-solicitation agreements that protect our business.

If there is a change in control, our business may change significantly and any of our executives may not have a place in the resulting company, or may face a significantly changed working environment. Even the rumor of a potential change in control can create uncertainty that could have a disruptive effect on our business and lead to executive departures. Therefore, our change in control agreements are designed to provide additional security for our executives in the event that their employment is terminated, or if we take certain actions that cause them to leave voluntarily, as a result of a change in control of Gentiva. The additional benefits these agreements offer upon a change in control provide an incentive for executives to pursue potential business transactions that could be very valuable to us and to our shareholders, but which could create an uncertain future for our executive officers. We also provide accelerated option vesting in the event of a change in control to allow the executives to participate fully in any resulting increase in the value of our common stock in the same manner as shareholders.

Other Compensation

In addition to the primary compensation elements discussed above, we provide our executives with limited benefits and perquisites as described in the Summary Compensation Table and the narrative accompanying the table. The Committee considers these additional benefits as part of its overall analysis of executive compensation. These benefits do not impact the level of other compensation paid to the named executive officers, due to the fact that the incremental cost to us of these benefits and perquisites represents a small percentage of each executive’s total compensation package. We believe that these enhanced benefits and perquisites provide our executives with security, convenience and support services that allow them to focus attention on carrying out their responsibilities to us. In addition, we believe that these benefits and perquisites help us to be competitive and retain talented executives.

We also maintain the Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan to provide executive retirement benefits to our executive officers as described in the narrative following the Nonqualified Deferred

Compensation table below. The plan permits us to make discretionary matching and profit-sharing contributions, which are determined by our Compensation, Corporate Governance and Nominating Committee. In 2007, the Committee established matching contributions at the same level as we provide under our 401(k) plan for all eligible employees. Our named executive officers do not participate in the Company’s 401(k) plan. Following a review of historical profit sharing amounts as well as corporate performance in 2007, the Committee also established a profit sharing contribution equal to 5% of 2007 compensation in excess of $105,000. Profit sharing contributions for our executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table below. The Committee took into account that we do not provide pension or other supplemental executive retirement plan benefits to our executive officers in making the profit sharing contributions. We believe that our deferred compensation benefits aid in retention because they generally require the executive to remain with us for at least five years to be entitled to payment in full of Company contributions, and provide tax benefits that executives value.

Compensation, Corporate Governance and Nominating Committee Report

The Compensation, Corporate Governance and Nominating Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation, Corporate Governance and Nominating Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION, CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Stuart R. Levine, Chairman

Raymond S. Troubh

Josh S. Weston

Gail R. Wilensky

The foregoing report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

Summary Compensation Table

The following table sets forth compensation earned by our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers for fiscal 2007 and, for those executive officers who were named in last year’s proxy statement, for fiscal 2006. We refer to these individuals as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Ronald A. Malone	2007	$698,558	$437,500	(2)	—	$674,750	$262,500	$11,463	(3)	$87,816	(4)	$2,172,587
Chief Executive Officer and Chairman of the Board	2006	$615,962	$200,000	(5)	—	$311,950	$650,000	—		$115,324		$1,893,236

Tony Strange	2007	$453,538	—		—	$371,650	$254,000	—		$62,799	(7)	$1,141,987
President and Chief Operating Officer(6)	2006	$359,607	—		—	$138,450	$255,000	—		$52,950		$806,007

John R. Potapchuk	2007	$374,327	—		—	$319,500	$202,500	—		$65,152	(8)	$961,479
Executive Vice President, Chief Financial Officer and Treasurer	2006	$330,961	$130,000	(5)	—	$155,200	$215,000	—		$62,445		$893,606

Stephen B. Paige	2007	$329,423	—		—	$223,480	$165,000	—		$57,523	(9)	$775,426
Senior Vice President, General Counsel and Secretary	2006	$292,769	$110,000	(5)	—	$99,600	$160,000	—		$49,806		$712,175

Brian Silva	2007	$302,231	—		—	$209,600	$124,500	—		$55,207	(10)	$691,538
Senior Vice President, Human Resources

(1)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 30, 2007, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS 123(R)”), for awards made under our stock option plans, which include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007, except that, as required by the Securities and Exchange Commission regulations, the amounts in this column do not reflect any assumed forfeitures.
(2)	This amount reflects a discretionary increase of Mr. Malone’s bonus under the Executive Officers Bonus Plan, as discussed in the Compensation Discussion and Analysis.
(3)	This amount is the above-market portion of interest earned in 2007 on bonus amounts Mr. Malone previously deferred under his employment agreement, which we describe below in the narrative following the Nonqualified Deferred Compensation table.
(4)	This amount for Mr. Malone includes an automobile lease and allowance, gas and insurance; gross-up of the taxable portion of income for the automobile lease and allowance; an executive physical; company-paid life insurance premiums; and $20,957 in matching contributions and $41,589 in profit sharing contributions under our 2005 Nonqualified Retirement Plan.
(5)	This amount reflects a one-time discretionary bonus award paid in March 2006 for leadership and direction in connection with the February 28, 2006 acquisition of The Healthfield Group, Inc.
(6)	Mr. Strange was promoted to President and Chief Operating Officer, effective November 8, 2007.
(7)	This amount for Mr. Strange includes an automobile allowance; a gross up of the taxable portion of income for the automobile allowance; company-paid life insurance premiums; and $11,146 in matching contributions and $30,113 in profit sharing contributions under our 2005 Nonqualified Retirement Plan.
(8)	This amount for Mr. Potapchuk includes an automobile lease, gas, maintenance and insurance; gross-up of the taxable portion of income for the automobile lease; an executive physical; company-paid life insurance premiums; and $17,680 in matching contributions and $24,165 in profit sharing contributions under our 2005 Nonqualified Retirement Plan.
(9)	This amount for Mr. Paige includes an automobile allowance, gas, maintenance and insurance; gross-up of the taxable portion of income for the automobile allowance; an executive physical; company-paid life insurance premiums; and $14,683 in matching contributions and $19,180 in profit sharing contributions under our 2005 Nonqualified Retirement Plan.
(10)	This amount for Mr. Silva includes an automobile allowance, gas, maintenance and insurance; gross-up of the taxable portion of income for the automobile allowance; an executive physical; company-paid life insurance premiums; and $13,177 in matching contributions and $16,676 in profit sharing contributions under our 2005 Nonqualified Retirement Plan.

Grants of Plan-Based Awards

Name	Grant Date	Compen- sation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old ($)	Target ($)	Maxi- mum ($)
Ronald A. Malone	1/5/2007	1/5/2007				—	—	—	—	110,000	$19.52	$19.60	$777,700
	N/A	N/A	—	$700,000	$1,400,000
Tony Strange	1/5/2007	1/5/2007				—	—	—	—	70,000	$19.52	$19.60	$494,900
	N/A	N/A	—	$276,000	$552,000
John R. Potapchuk	1/5/2007	1/5/2007				—	—	—	—	50,000	$19.52	$19.60	$353,500
	N/A	N/A	—	$225,000	$450,000
Stephen B. Paige	1/5/2007	1/5/2007				—	—	—	—	38,000	$19.52	$19.60	$268,660
	N/A	N/A	—	$165,000	$330,000
Brian Silva	1/5/2007	1/5/2007				—	—	—	—	36,000	$19.52	$19.60	$254,520
	N/A	N/A	—	$152,500	$305,000

(1)	Potential payouts of annual incentive awards under the Executive Officers Bonus Plan.
(2)	Grant of options under the 2004 Equity Incentive Plan.
(3)	The exercise price was determined by calculating the volume weighted average price of a share of our common stock on the Nasdaq Stock Market on the grant date.
(4)	Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007, except that, as required by the Securities and Exchange Commission regulations, the amounts in this column do not reflect any assumed forfeitures.

Employment Agreement with Ronald A. Malone

We entered into an employment agreement with Mr. Malone, our Chief Executive Officer and Chairman of our Board of Directors, effective March 22, 2004. The agreement has an initial term of four years and will automatically extend for consecutive one-year periods unless either party gives at least six months’ notice to the other party of its intention not to extend the agreement. The employment agreement has automatically extended until March 22, 2009. The employment agreement provides that Mr. Malone will receive an annual base salary of at least $525,000 and an annual target bonus opportunity equal to 100% of his base salary, with a maximum bonus opportunity of 150% of his base salary, or such other greater amount as determined by our Board of Directors or a committee of the Board. The Compensation, Corporate Governance and Nominating Committee has set Mr. Malone’s maximum bonus opportunity at 200% of his target bonus. Mr. Malone is also entitled to participate in our incentive plans, general benefits and perquisites as provided to other executive officers.

The employment agreement provides for certain benefits upon termination, and Mr. Malone is also entitled to certain additional benefits under his Change in Control Agreement, each as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Letter Agreement with Tony Strange

Effective February 28, 2006 and in connection with the Healthfield acquisition, we entered into a letter agreement with Mr. Strange setting out the terms and conditions of his employment with us. The letter provides for Mr. Strange to serve as an Executive Vice President of Gentiva and President of Gentiva Home Health. Mr. Strange was promoted to President and Chief Operating Officer of Gentiva in November 2007. As provided in the letter, Mr. Strange is entitled to an annual base salary of $425,000, a target annual bonus equal to 60% of his annual base salary, annual stock option grants and other benefits commensurate with his position. The letter agreement also provides for severance benefits as described below under the heading “Potential Payments Upon Termination or Change in Control.”

2004 Equity Incentive Plan

We maintain the Gentiva Health Services, Inc. 2004 Equity Incentive Plan, which is administered by our Compensation, Corporate Governance and Nominating Committee. The Committee designates participants to receive awards, determines the types of awards to be granted, sets the terms and conditions of the awards, and makes all other determinations needed for the Equity Incentive Plan. The maximum number of shares for which awards may be granted to any individual participant in any calendar year is 500,000 shares, although to date we have not granted awards for more than 200,000 shares to any individual in any calendar year.

The Equity Incentive Plan permits the Committee to grant stock options, stock appreciation rights, restricted stock, stock units and cash awards. To date, our awards under the Equity Incentive Plan have consisted solely of stock options. The stock options we granted in 2007 become exercisable on a four-year schedule, with 50% of each award becoming exercisable on the second anniversary of the grant date, 25% of the award becoming exercisable on the third anniversary of the grant date, and the remainder becoming exercisable on the fourth anniversary of the grant date. Stock options also become fully exercisable earlier upon a change in control, as described below under the heading “Potential Payments Upon Termination or Change in Control.” Generally, the exercise price of each option must equal the fair market value of a share of our stock on the date of grant. Fair market value is determined by the Committee, and for the 2007 awards, was determined to be equal to the volume weighted average price of a share of our common stock on Nasdaq on the grant date of the awards. The volume weighted average price is calculated by taking the weighted average of the prices of each trade of our common stock on Nasdaq on the grant date.

Prior to the adoption of the 2004 Equity Incentive Plan, we made option grants under the Gentiva Health Services, Inc. 1999 Stock Incentive Plan. A small portion of the expense reflected in the Summary Compensation Table in the column labeled “Option Awards” for the year 2006 reflects the vesting of outstanding awards issued under the 1999 plan.

Executive Officers Bonus Plan

We provide our executive officers with annual incentive awards, which we refer to as the executives’ annual bonuses, under our Executive Officers Bonus Plan. The Bonus Plan is administered by our Compensation, Corporate Governance and Nominating Committee, which has the authority to establish performance goals and formulas for determining incentive awards under the plan each fiscal year, select the executives who will participate, and determine whether the performance goals for any fiscal year have been achieved. Under the Bonus Plan, the amount of any executive’s annual bonus may not be greater than the lesser of 200% of the executive’s annual base salary or $2.5 million.

In 2007, the Compensation, Corporate Governance and Nominating Committee set our named executive officers’ target bonuses. The Committee set Mr. Malone’s target bonus amount at 100% of his base annual salary, which is the target bonus level provided under his employment agreement. The Committee set Mr. Strange’s target bonus amount at 60% of his base salary, which is the target bonus level provided under his letter agreement with us. Mr. Potapchuk was eligible for a target bonus equal to 60% of his base annual salary. Messrs. Paige’s and Silva’s target bonuses were set at 50% of their base annual salaries. The Committee also set the maximum potential bonus compensation for all executive officers at 200% of their target bonuses.

The actual amount payable for annual bonuses is determined by the Compensation, Corporate Governance and Nominating Committee in its discretion after the end of the year, based on the extent to which performance goals were met or exceeded. Each eligible executive’s goals for determining 2007 bonus eligibility and amount are based upon a combination of criteria related to overall corporate financial performance and individually tailored performance criteria. The corporate and individual performance criteria are discussed above in more detail in the Compensation Discussion and Analysis under the section entitled “Annual Incentive Compensation.” The Bonus Plan permits the Committee to reduce awards based on such factors or conditions as it deems relevant, and to adjust awards to take into account certain unusual or nonrecurring events.

At its meeting in February 2008, the Compensation, Corporate Governance and Nominating Committee evaluated individual and corporate performance for 2007. As a result, as discussed above in the Compensation Discussion and Analysis, the Committee granted the awards reported in the Summary Compensation Table above in the columns entitled “Non-Equity Incentive Plan Compensation” and “Bonus.”

Bonuses are paid in a single lump sum in cash after the end of the fiscal year. Generally, an executive must remain employed through the end of the year to receive a bonus, except in certain circumstances as described below under the heading “Potential Payments Upon Termination or Change in Control.”

Other Benefits and Perquisites

We provide each of our executive officers with an automobile allowance or a vehicle that we lease for the executive’s use. In addition, we cover the costs of maintenance and insurance, and in some cases pay the cost of gasoline. We also pay an additional tax gross-up to cover income taxes on these benefits.

Our executive officers are also entitled to an annual executive physical. We pay the full cost of the physical, which is based on contractual rates we negotiated with the provider of the physicals. We also provide our executive officers with life insurance benefits, as described below under the heading “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 30, 2007:

Name	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald A. Malone	— — 25,000 100,000 70,000 186,667 134,760 30,229	(3) (4) (5) (6) (7) (8)	110,000 100,000 50,000 — — — — —	(1) (2) (3)	— — — — — — — —	$ $ $ $ $ $ $ $	19.52 18.22 16.38 12.87 8.74 7.50 3.91 1.74	1/5/2017 3/31/2016 1/3/2015 12/31/2013 1/2/2013 6/14/2012 1/2/2011 3/15/2010	— — — — — — — —	— — — — — — — —	— — — — — — — —	— — — — — — — —

Tony Strange	— —		70,000 65,000	(1) (2)	— —	$ $	19.52 18.22	1/5/2017 3/31/2016	— —	— —	— —	— —

John R. Potapchuk	— — 15,000 60,000 40,000 58,500 39,603	(3) (4) (5) (9) (7)	50,000 45,000 30,000 — — — —	(1) (2) (3)	— — — — — — —	$ $ $ $ $ $ $	19.52 18.22 16.38 12.87 8.74 7.50 3.91	1/5/2017 3/31/2016 1/3/2015 12/31/2013 1/2/2013 6/14/2012 1/2/2011	— — — — — — —	— — — — — — —	— — — — — — —	— — — — — — —

Stephen B. Paige	— — 8,000 30,000 40,000	(3) (4) (10)	38,000 32,000 16,000 — —	(1) (2) (3)	— — — — —	$ $ $ $ $	19.52 18.22 16.38 12.87 9.63	1/5/2017 3/31/2016 1/3/2015 12/31/2013 7/14/2013	— — — — —	— — — — —	— — — — —	— — — — —

Brian Silva	— —		36,000 40,000	(1) (2)	— —	$ $	19.52 18.22	1/5/2017 3/31/2016	— —	— —	— —	— —

(1)	These options were granted on January 5, 2007 and vest 50% two years from the grant date, 75% three years from the grant date, and 100% four years from the grant date.
(2)	These options were granted on March 31, 2006 and vest 50% two years from the grant date, 75% three years from the grant date, and 100% four years from the grant date.
(3)	These options were granted on January 3, 2005 and vest 33 1/3% one year from the grant date, 66 2/3% three years from the grant date, and 100% four years from the grant date.
(4)	These options were granted on December 31, 2003 and were vested in full by December 31, 2005.
(5)	These options were granted on January 2, 2003 and were vested in full by January 2, 2006.
(6)	These options were granted on June 14, 2002 and were vested in full by December 30, 2005.
(7)	These options were granted on January 2, 2001 and were vested in full by June 13, 2002.
(8)	These options were granted on March 15, 2000 and were vested in full by June 13, 2002.
(9)	These options were granted on June 14, 2002 and were vested in full by June 14, 2005.
(10)	These options were granted on July 14, 2003 and were vested in full by December 30, 2005.

Option Exercises and Stock Vested

As the following table shows, there were no exercises of stock options by our named executive officers during the 2007 fiscal year:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald A. Malone	—	—	—	—
Tony Strange	—	—	—	—
John R. Potapchuk	—	—	—	—
Stephen B. Paige	—	—	—	—
Brian Silva	—	—	—	—

Nonqualified Deferred Compensation

The following table sets forth information regarding our named executive officers’ deferred compensation arrangements that are not tax qualified:

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($) (1)(2)
Ronald A. Malone	$451,913	(3)	$62,546	$138,084	(4)	—	$1,932,937	(3)(4)
Tony Strange	$22,292		$41,259	$1,475		—	$84,270
John R. Potapchuk	$35,360		$41,844	$67,479		—	$903,673
Stephen B. Paige	$29,365		$33,863	$3,157		—	$139,261
Brian Silva	$26,354		$29,853	$3,715		—	$82,042

(1)	The “Registrant Contributions in Last FY” column and “Aggregate Balance at Last FYE” column include our matching and profit sharing contributions that were actually made during 2008 with respect to the 2007 plan year, which are also reported in the Summary Compensation Table for 2007 under “All Other Compensation.”
(2)	This column includes an amount that is included in the “All Other Compensation” column of the Summary Compensation Table for 2006 for certain of the named executive officers, as follows: Mr. Malone—$92,277; Mr. Strange—$19,244; Mr. Potapchuk—$42,277; and Mr. Paige—$28,061.
(3)	This amount includes $200,000 that is included in the “Bonus” column of the Summary Compensation Table for 2006 and $210,000 that is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2006.
(4)	This amount includes $11,463 that is included in the Summary Compensation Table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2007 because it is considered to be above-market earnings.

Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan

Our named executive officers are eligible to participate in the Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan, which is a nonqualified defined contribution retirement plan covering our highly compensated employees. In August 2007, Gentiva’s Board of Directors adopted, effective November 1, 2007, this plan to effectively “spin-off” from Gentiva’s existing Nonqualified Retirement and Savings Plan a new plan that generally retains the economic terms of the then existing plan but reflects necessary amendments based on the final regulations under Section 409A of the Internal Revenue Code. The 2005 plan applies to eligible highly compensated employees, including the named executive officers, and includes all amounts deferred after December 31, 2004 as well as after-tax contributions. Simultaneously with the adoption of the 2005 plan, the then existing plan was amended to freeze that plan such that no further contributions would be made to that plan effective November 1, 2007.

Under the 2005 plan, our executives may contribute up to 30% of their base salary and up to 75% of their bonuses and annual incentive awards, each on a pre-tax and/or after-tax basis. The plan permits us to make discretionary matching and profit-sharing contributions, which are determined by our Compensation, Corporate Governance and Nominating Committee. We currently match 50% of a participant’s contributions that do not exceed 6% of the participant’s compensation (for a contribution up to 3% of compensation). For 2007, we made profit sharing contributions equal to 5% of each participant’s compensation in excess of $105,000. Employees must be employed on the last day of the year to receive the profit sharing contribution. Compensation used to calculate these contributions includes base salary, as well as the bonuses and annual incentive awards that were paid in 2007.

Participants become 25% vested in our matching and profit sharing contributions after completing two years of service with us, 50% vested after three years of service, 75% vested after four years of service, and 100% vested after five years of service. Participants also become fully vested upon termination of employment due to their death or disability, and upon a change in control, as described more fully in the section below entitled “Potential Payments Upon Termination or Change in Control.” Additionally, in order to comply with Section 409A of the Internal Revenue Code, the plan limits the timing of distributions and deferral elections as required by the Code. An employee is always 100% vested in his or her own contributions.

Contributions under the 2005 plan are credited to a bookkeeping account for the participant. Each account is adjusted for earnings and losses based on the performance of investment options, principally mutual funds, the participant selects. Subject to the requirements of Section 409A of the Code, distributions under the plan are generally made in a lump sum or up to ten annual installments, as the participant elects, following termination of employment. A participant may request a withdrawal during employment of any after-tax contributions, or of other contributions in the event of an unforeseeable emergency. A participant’s after-tax contributions are set aside in a trust for the benefit of the participant. All other contributions are unfunded and payable from our general assets, although we have set aside funds in a trust that is subject to the claims of our general creditors to help us pay those benefits.

Employment Agreement with Mr. Malone

In addition to any amounts deferred under our deferred compensation or savings plans, under his employment agreement, Mr. Malone has the right to defer payment of up to 50%, or such greater percentage as we permit, of his base salary and annual bonus and must defer any portion of his annual bonus that would not be deductible to us under Section 162(m) of the Internal Revenue Code. The deferred amounts would be credited with interest at 1% above the prime rate in effect each calendar quarter and, subject to the requirements of Section 409A of the Code, would be paid out in a lump sum following termination of Mr. Malone’s employment, unless he elects a different payment date.

Potential Payments Upon Termination or Change in Control

This section describes payments that would be made to our named executive officers upon a change in control of Gentiva or following termination of employment. In the first part of this section, we describe benefits that will be provided under our severance and change in control agreements, which are designed so that executives can only receive benefits under one of the two agreements upon termination; they cannot receive benefits under both. At the end of this section, we describe termination and change in control benefits provided under other general plans and arrangements that apply to any participating executive officer.

Severance Benefits under Mr. Malone’s Employment Agreement

Under Mr. Malone’s employment agreement, upon his termination due to death, his widow is entitled to a lump sum payment equal to six months’ base compensation, and any accrued retirement benefits become fully vested. Upon his termination due to disability, he is entitled to accelerated vesting of any accrued retirement benefits. For this purpose, disability means long-term disability within the meaning of our long-term disability plan. If we give notice that the employment agreement will not be renewed, Mr. Malone will receive a pro rata portion of the target bonus payment for the year of termination.

Mr. Malone’s employment agreement provides for the following severance benefits upon his termination by us without “cause” or his voluntary termination for “good reason”:

•	a lump sum equal to two times Mr. Malone’s base salary and target bonus for the year of termination;

•	accelerated vesting of any accrued retirement benefits;

•	continued medical benefits for up to two years on the same basis as an active employee; and

•	an additional two years of vesting for his options or other equity-based awards.

Under the employment agreement, “cause” means Mr. Malone’s felony conviction or any act of willful fraud, dishonesty or moral turpitude. Mr. Malone is not entitled to any severance benefits if his employment is terminated by us for “cause.” “Good reason” means termination by Mr. Malone within 90 days after (1) a material reduction in Mr. Malone’s positions, duties and responsibilities; (2) our removal of Mr. Malone from or failure to re-elect him to our Board of Directors; (3) a reduction in Mr. Malone’s base salary except as part of a general reduction for all of our executive officers that does not exceed 20% of base salary; (4) our relocation of Mr. Malone more than 40 miles from Melville, New York; (5) our giving notice of failure to extend the agreement beyond the initial four-year term; or (6) our material breach of the employment agreement.

Mr. Malone will not be entitled to severance benefits under the employment agreement if he receives a severance payment under his change in control agreement described below. The employment agreement restricts Mr. Malone’s ability to engage in competition with us during his employment and for the 24 months after termination of his employment. It also contains confidentiality provisions and provisions for nonsolicitation of our employees and clients. Mr. Malone is required to sign a release of claims as a condition to receiving severance benefits under the agreement.

Severance Benefits under Mr. Malone’s Change in Control Agreement

We have also entered into a change in control agreement with Mr. Malone, effective March 22, 2004. The agreement has an initial term of four years and will automatically extend for consecutive one-year periods unless either party gives six months’ notice of its intention not to extend the agreement. The agreement has automatically extended until March 22, 2009. The agreement generally provides benefits if we terminate Mr. Malone’s employment without “cause” (and not due to death or disability), or Mr. Malone terminates his employment for “good reason,” within three years after a change in control. In addition, Mr. Malone will receive the benefit of his change in control agreement if we terminate him without “cause” within one year before a change in control, if his termination arises in connection with the change in control.

Change in control in the agreement is defined the same as under our 2004 Equity Incentive Plan, as described below. “Cause” is defined the same as under Mr. Malone’s employment agreement. Mr. Malone is not entitled to any benefits under his change in control agreement if his employment is terminated by us for “cause.” “Good reason” under the change in control agreement means Mr. Malone terminates due to (1) a reduction in Mr. Malone’s base salary except as part of a general reduction for all of our executive officers that does not exceed 20% of base salary; (2) our relocation of Mr. Malone more than 40 miles from Melville, New York; (3) our failure to maintain benefits as favorable as those in place before the change in control or taking any action that would reduce his benefits, other than a minor reduction that applies to all participants; (4) a material reduction in Mr. Malone’s positions, duties and responsibilities; (5) our failure to have a successor assume the change in control agreement; or (6) our attempt to terminate Mr. Malone without “cause” without giving him advance written notice.

The benefits provided under Mr. Malone’s change in control agreement are:

•	a lump sum equal to two and one-half times Mr. Malone’s base salary and target bonus for the year of termination or the year of the change in control, whichever is higher;

•	accelerated vesting of any accrued retirement benefits;

•	continued medical, life, disability and other employee welfare benefits for up to two years on the same basis as an active employee; and

•	full vesting for his options or other equity-based awards.

If any payment under the change in control agreement or otherwise is subject to the excise tax on golden parachute payments under the Internal Revenue Code, Mr. Malone will generally be entitled to receive an additional “gross-up payment” in an amount sufficient to make him whole for such excise tax. In addition, we are required to pay Mr. Malone’s legal fees if he prevails in a dispute with us relating to the change in control agreement. Under the change in control agreement, Mr. Malone is required to keep our confidential information private.

Executive Officer Change in Control Agreements

We have entered into change in control agreements with Messrs. Strange, Potapchuk, Paige and Silva. On February 28, 2008, our Board of Directors authorized amending the agreements to bring them into compliance with the requirements of Section 409A of the Internal Revenue Code, to change the time period required for termination after a change in control from three years to two years and also to extend their term until February 26, 2011. Previously, the agreements had been effective until May 6, 2008. The agreements generally provide benefits in the event of a change in control of Gentiva if (1) the employee’s employment is terminated by us without “cause” or by the employee for “good reason” and (2) the termination is within two years after a change in control. In addition, the executive officer would receive the benefit of the agreement if we terminate him without “cause” within one year before a change in control, if the termination arises in connection with the change in control.

Under the change in control agreements, “cause” means the executive’s (1) felony conviction; (2) willful act of fraud; (3) act of dishonesty or moral turpitude; (4) willful and continued failure to perform the executive’s duties for us, which is not corrected after we make a written demand; or (5) willful conduct which is demonstrably and materially harmful to us. No benefits are payable under a change in control agreement if an executive’s employment is terminated for “cause.” Termination for “good reason” means, unless remedied by Gentiva within 30 days after receipt of written notice from the executive, the executive terminates due to (1) a reduction in the executive’s base salary except as part of a general reduction for all of our executive officers that does not exceed 20% of base salary; (2) our relocation of the executive more than 40 miles from the executive’s current office; (3) our failure to maintain benefits as favorable as those in place before the change in control or taking any action that would reduce the executive’s benefits, other than a minor reduction that applies to all participants; (4) a material reduction in the executive’s positions, duties and responsibilities; (5) our failure to have a successor assume the change in control agreement; or (6) our attempt to terminate the executive without cause without giving him advance written notice. Change in control is defined the same as in our 2004 Equity Incentive Plan, as described below. No event will constitute a change in control, however, unless that event is also a “change in control event” as defined in the regulations issued under Section 409A of the Internal Revenue Code.

The benefits provided under the change in control agreement are:

•

a lump sum equal to two times the executive’s base salary and target bonus for the year of termination or average bonus for the three years before the year of the change in control, whichever is higher;

•	accelerated vesting of any accrued retirement benefits;

•	continued medical, life, disability and other employee welfare benefits for up to two years on the same basis as an active employee; and

•	full vesting for the executive’s options or other equity-based awards.

Under certain circumstances, the above benefits could be reduced in order to avoid the incurrence of excise taxes by the executives and the loss of a tax deduction to us. In addition, we are required to pay the executive’s legal fees if the executive prevails in a dispute with us relating to the change in control agreement. The executives are not required to seek other employment or otherwise mitigate any damages that are caused as a result of a change in control, but they are required to keep our confidential information private.

Severance Agreements

We have entered into severance agreements with Messrs. Potapchuk, Paige and Silva, and with Mr. Strange through his letter agreement dated February 28, 2006, which is described above in the narrative following the Summary Compensation Table. On February 28, 2008, our Board of Directors authorized amending the agreements to bring them into compliance with the requirements of Section 409A of the Internal Revenue Code. These severance agreements provide severance benefits if we terminate the officer other than for “cause,” or if, subject to certain notice and cure provisions, the officer terminates his employment within 60 days after we reduce his base salary, other than a general salary reduction that applies to a majority of our salaried employees. “Cause” in the agreements is generally defined as the officer’s (1) conviction for a felony, fraud, embezzlement or a crime of moral turpitude; (2) controlled substance abuse; (3) alcoholism that interferes with or affects responsibilities to us or negatively reflects upon our integrity or reputation; (4) gross negligence which is materially harmful to us; (5) violation of our express written directions or reasonable written policy or procedure; or (6) a breach of any material term and condition of the agreement.

The severance benefits consist of continued salary for eighteen months for Mr. Potapchuk, or twelve months for Messrs. Strange, Paige and Silva, and continued health benefits on the same basis as active employees for the same period, or until the executive obtains similar health benefits elsewhere, whichever comes first. No benefits are payable under the severance agreement if benefits are payable under the officer’s change in control agreement. Pursuant to the severance agreements, the officers agreed to certain covenants relating to competition, confidential information and nonsolicitation of our employees and business, and agree to sign a general release at the time of termination.

Mr. Malone

The following table shows the potential payments to Mr. Malone assuming termination of employment on December 28, 2007, the last business day of our 2007 fiscal year, under his employment agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control and life insurance benefits, as described below.

Executive Benefits and Payments Upon Termination	Employment Agreement								Change in Control Agreement
	Termination Without Cause		Termination for Good Reason		Termination for Cause	Disability	Death		Termination following Change in Control
Compensation:
Base Salary	$1,400,000	(1)	$1,400,000	(1)	—	—	$350,000		$1,750,000	(1)
Target Annual Bonus	$1,400,000	(1)	$1,400,000	(1)	—	—	—		$1,750,000	(1)
Stock Option Vesting	$153,250	(2)	$153,250	(2)	—	—	—		$165,500	(3)

Benefits and Perquisites:
Retirement Plan Vesting(4)	—		—		—	—	—		—
Health and Welfare Benefits	$21,930	(5)	$21,930	(5)	—	—	—		$24,891	(6)
Life Insurance	—		—		—	—	$350,000	(7)	$815	(6)
Executive Physical	—		—		—	—	—		$5,000	(6)
Excise Tax Gross-Up	—		—		—	—	—		$1,456,892	(8)

Total	$2,975,180		$2,975,180		—	—	$700,000		$5,153,098

(1)	For either termination without cause or termination for good reason, assumes two times both the salary and the target annual bonus for 2007 would be paid. For termination following a change in control, assumes 2.5 times both the salary and the target annual bonus for 2007 would be paid.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 28, 2007 and the exercise price of the outstanding unvested options that would become vested within two years of December 28, 2007 if employment continued for which the closing price at December 28, 2007 was in excess of the unvested option’s exercise price. Options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan, so termination of employment is not required for this benefit.
(3)	Realized value was determined by calculating the difference between the closing price of our common stock on December 28, 2007 and the exercise price of all outstanding unvested options for which the closing price at December 28, 2007 was in excess of the unvested option’s exercise price.
(4)	Pursuant to the 2005 Nonqualified Retirement Plan’s vesting schedule, Mr. Malone is already 100% vested.
(5)	Assumes continued participation in medical, dental and vision care plans as in place at the end of 2007, at current rates, for 24 months.
(6)	Assumes continued participation in health and welfare benefit programs as in effect at the end of 2007 at current rates for a period of 24 months. For executive physical, assumes that Mr. Malone uses the benefit twice during this period.
(7)	Consists of life insurance benefits that would be paid by the insurer under policies, as described below.
(8)	For Federal tax purposes, a 20% excise tax will be imposed on the amount of change in control benefits and payments that exceeds the average of Mr. Malone’s annual taxable earnings for the previous five years, but only if the total change in control benefits and payments exceed three times his average annual taxable earnings for the previous five years. The excise tax gross-up provision contained in Mr. Malone’s agreement provides for an additional payment to offset the financial impact of the excise tax and any additional taxes that result from the application of the gross-up. The valuation of accelerated options for purposes of estimating the excise tax was calculated in accordance with SFAS 123(R), but adjusted in accordance with IRS regulations. The gross-up calculation assumes a 35% Federal income tax rate, 4.45% effective state income tax rate, which reflects the results of netting state tax amounts by the amount of Federal tax benefit received when deducting state taxes to arrive at Federal taxable income, and a 1.45% Medicare tax rate.

Mr. Strange

The following table shows the potential payments to Mr. Strange assuming termination of employment on December 28, 2007, the last business day of our 2007 fiscal year, under the severance provisions of his letter agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

	Severance Agreement			Change in Control Agreement
Executive Benefits and Payments Upon Termination	Termination Without Cause or Within 60 Days of Salary Reduction		Termination for Cause	Termination following Change in Control
Compensation:
Base Salary	$460,000	(1)	—	$920,000	(1)
Target Annual Bonus	—		—	$552,000	(1)
Stock Option Vesting	—		—	$31,850	(2)

Benefits and Perquisites:
Retirement Plan Vesting	—			—	(3)
Health and Welfare Benefits	$9,500	(4)	—	$21,133	(5)
Life Insurance	—		—	$815	(5)
Executive Physical	—		—	$5,000	(5)
Excise Tax Cut Back	—		—	($23,731	)(6)

Total	$469,500		—	$1,507,067

(1)	For either termination without cause or termination within 60 days of a salary reduction, assumes 12 months of salary would be paid. For termination following a change in control, assumes two times both the salary and the target annual bonus for 2007 would be paid.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 28, 2007 and the exercise price of all outstanding unvested options for which the closing price at December 28, 2007 was in excess of the unvested option’s exercise price. Options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan, so termination of employment is not required for this benefit.
(3)	Pursuant to the 2005 Nonqualified Retirement Plan’s vesting schedule, Mr. Strange is already 100% vested.
(4)	Assumes continued participation in medical, dental and vision benefits as in place at the end of 2007 through the end of the severance period.
(5)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2007 at current rates for two years. For executive physical, assumes that Mr. Strange uses the benefit twice during this period.
(6)	For Federal tax purposes, a 20% excise tax would generally be imposed on the amount of change in control benefits and payments that exceeds the average of Mr. Strange’s annual taxable earnings for the previous five years, but only if the total change in control benefits and payments exceed three times his average annual taxable earnings for the previous five years. The excise tax cutback provision contained in Mr. Strange’s agreement generally provides for a reduction in his change in control benefits and payments to just below the amount that would trigger the excise tax. The valuation of accelerated options for purposes of estimating the excise tax was calculated in accordance with SFAS 123(R), but adjusted in accordance with IRS regulations.

Mr. Potapchuk

The following table shows the potential payments to Mr. Potapchuk assuming termination of employment on December 28, 2007, the last business day of our 2007 fiscal year, under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

Executive Benefits and Payments Upon Termination	Severance Agreement			Change in Control Agreement
	Termination Without Cause or Within 60 Days of Salary Reduction		Termination for Cause	Termination following Change in Control
Compensation:
Base Salary	$562,500	(1)	—	$750,000	(1)
Target Annual Bonus	—		—	$450,000	(1)
Stock Option Vesting	—		—	$91,950	(2)

Benefits and Perquisites:
Retirement Plan Vesting	—	(3)	—	—	(3)
Health and Welfare Benefits	$14,250	(4)	—	$21,121	(5)
Life Insurance	—		—	$815	(5)
Executive Physical	—		—	$5,000	(5)
Excise Tax Cut Back	—		—	—

Total	$576,750		—	$1,318,886

(1)	For either termination without cause or termination within 60 days of a salary reduction, assumes 18 months of salary would be paid. For termination following a change in control, assumes two times both the salary and the target annual bonus for 2007 would be paid.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 28, 2007 and the exercise price of all outstanding unvested options for which the closing price at December 28, 2007 was in excess of the unvested option’s exercise price. Options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan, so termination of employment is not required for this benefit.
(3)	Pursuant to the 2005 Nonqualified Retirement Plan’s vesting schedule, Mr. Potapchuk is already 100% vested.
(4)	Assumes continued participation in medical, dental and vision benefits as in place at the end of 2007 through the end of the severance period.
(5)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2007 at current rates for two years. For executive physical, assumes that Mr. Potapchuk uses the benefit twice during this period.

Mr. Paige

The following table shows the potential payments to Mr. Paige assuming termination of employment on December 28, 2007, the last business day of our 2007 fiscal year, under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

	Severance Agreement			Change in Control Agreement
Executive Benefits and Payments Upon Termination	Termination Without Cause or Within 60 Days of Salary Reduction		Termination for Cause	Termination following Change in Control
Compensation:
Base Salary	$330,000	(1)	—	$660,000	(1)
Target Annual Bonus	—		—	$330,000	(1)
Stock Option Vesting			—	$52,960	(2)

Benefits and Perquisites:
Retirement Plan Vesting	—		—	—	(3)
Health and Welfare Benefits	—		—	$2,024	(4)
Life Insurance	—		—	$815	(4)
Executive Physical	—		—	$5,000	(4)
Excise Tax Cut Back			—	($109,585	)(5)

Total	$330,000		—	$941,214

(1)	For either termination without cause or termination within 60 days of a salary reduction, assumes 12 months of salary would be paid. For termination following a change in control, assumes two times both the salary and the target annual bonus for 2007 would be paid.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 28, 2007 and the exercise price of all outstanding unvested options for which the closing price at December 28, 2007 was in excess of the unvested option’s exercise price. Options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan, so termination of employment is not required for this benefit.
(3)	Pursuant to the 2005 Nonqualified Retirement Plan’s vesting schedule, Mr. Paige is already 100% vested.
(4)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2007 at current rates for two years. For executive physical, assumes that Mr. Paige uses the benefit twice during this period.
(5)	For Federal tax purposes, a 20% excise tax would generally be imposed on the amount of change in control benefits and payments that exceeds the average of Mr. Paige’s annual taxable earnings for the previous five years, but only if the total change in control benefits and payments exceed three times his average annual taxable earnings for the previous five years. The excise tax cutback provision contained in Mr. Paige’s agreement generally provides for a reduction in his change in control benefits and payments to just below the amount that would trigger the excise tax. The valuation of accelerated options for purposes of estimating the excise tax was calculated in accordance with SFAS 123(R), but adjusted in accordance with IRS regulations.

Mr. Silva

The following table shows the potential payments to Mr. Silva assuming termination of employment on December 28, 2007, the last business day of our 2007 fiscal year, under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

	Severance Agreement			Change in Control Agreement
Executive Benefits and Payments Upon Termination	Termination Without Cause or Within 60 Days of Salary Reduction		Termination for Cause	Termination following Change in Control
Compensation:
Base Salary	$305,000	(1)	—	$610,000	(1)
Target Annual Bonus	—		—	$305,000	(1)
Stock Option Vesting	—		—	$19,600	(2)

Benefits and Perquisites:
Retirement Plan Vesting	—		—	$31,619
Health and Welfare Benefits	$10,965	(3)	—	$23,782	(4)
Life Insurance	—		—	$745	(4)
Executive Physical	—		—	$5,000	(4)
Excise Tax Cut Back	—		—	—

Total	$315,965		—	$995,746

(1)	For either termination without cause or termination within 60 days of a salary reduction, assumes 12 months of salary would be paid. For termination following a change in control, assumes two times both the salary and the target annual bonus for 2007 would be paid.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 28, 2007 and the exercise price of all outstanding unvested options for which the closing price at December 28, 2007 was in excess of the unvested option’s exercise price. Options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan, so termination of employment is not required for this benefit.
(3)	Assumes continued participation in medical, dental and vision benefits as in place at the end of 2007 through the end of the severance period.
(4)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2007 at current rates for two years. For executive physical, assumes that Mr. Silva uses the benefit twice during this period.

Executive Officers Bonus Plan

Generally, our executives must remain employed through the end of the year to receive payment of their annual incentive awards under our Executive Officers Bonus Plan. However, if the executive were to terminate during the year due to death, disability or retirement, the executive would receive a prorated award. Upon termination under any of these circumstances on December 30, 2007, the last day of our 2007 fiscal year, Mr. Malone would have received $700,000, Mr. Strange would have received $276,000, Mr. Potapchuk would have received $225,000, Mr. Paige would have received $165,000, and Mr. Silva would have received $152,500.

Life Insurance

For employees with annual base salaries over $100,000 per year, including our named executive officers, we pay for an individual term life insurance policy that provides benefits equal to one time the employee’s annual base salary, subject to a maximum benefit of $350,000. If any of our named executive officers had terminated due to death on December 30, 2007, he would have received benefits under this policy equal to $350,000 for Messrs. Malone, Strange and Potapchuk, $330,000 for Mr. Paige and $305,000 for Mr. Silva. These amounts would be payable by the insurance company that issued the life insurance policies.

2004 Equity Incentive Plan

If an optionee’s employment terminates due to death, disability or retirement, any exercisable stock options expire 12 months following termination of the optionee’s employment. Retirement means termination of service at age 55 or later with ten or more years of service, at age 62 or later with five or more years of service, at age 65 or later, or at such other age as the Compensation, Corporate Governance and Nominating Committee may determine. If an optionee’s employment terminates for cause, all outstanding stock options terminate immediately. If an optionee’s employment terminates for any other reason, any exercisable stock options expire 90 days following termination of the optionee’s service. “Cause” is defined as the optionee’s conviction or plea of guilty or nolo contendere to a felony; any act of willful fraud, dishonesty or moral turpitude; or any willful or material breach of a written policy, or confidentiality, noncompetition or nonsolicitation agreement for our benefit.

If there is a change in control of Gentiva, then all outstanding stock options and any other awards under the Equity Incentive Plan will immediately become vested and exercisable, and all awards would remain exercisable for the remainder of their terms, even if the optionee were to terminate employment. A change in control would occur if (1) any person or group, other than Miriam Olsten, Stuart Olsten and Cheryl Olsten and their spouses, descendants and estates, acquires beneficial ownership of at least 25% of the total voting power of our stock; (2) our directors or individuals approved by 2/3 of our existing Board cease to constitute a majority of our Board of Directors; (3) a majority of the nominees fail to be elected to our Board at a shareholders’ meeting; (4) we liquidate, or enter into a merger or consolidation, and either we are not the continuing or surviving company or our shares are converted to cash, securities or property and (a) our stockholders do not hold at least a majority of the resulting entity and (b) our directors do not constitute a majority of the board of directors of the resulting entity; or (5) we sell or otherwise dispose of substantially all of our assets.

DIRECTOR COMPENSATION

The table below describes compensation paid to our non-employee directors in 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Victor F. Ganzi	$74,750	$68,781	—	—	—	—		$143,531
Stuart R. Levine	$95,250	$68,781	—	—	—	—		$164,031
Mary O’Neil Mundinger	$58,750	$68,781	—	—	—	—		$127,531
Stuart Olsten	$44,750	$68,781	—	—	—	—		$113,531
John A. Quelch	$46,500	$68,781	—	—	—	—		$115,281
Raymond S. Troubh	$66,750	$68,781	—	—	—	—		$135,531
Josh S. Weston	$67,750	$68,781	—	—	—	—		$136,531
Gail R. Wilensky	$56,250	$68,781	—	—	—	—		$125,031
Rodney D. Windley	$44,750	$68,781	—	—	—	$14,805	(4)	$128,336

(1)	The grant date fair values, determined in accordance with SFAS 123(R), of the deferred stock unit awards made in 2007 for each director were $13,632, $18,669, $18,619 and $18,184 for the grants made on March 1, June 1, September 1 and December 1, 2007, respectively. The amounts shown in the Stock Awards column reflect the amounts recognized for financial statement reporting purposes for the fiscal year ended December 30, 2007 for awards made under our Stock & Deferred Compensation Plan for Non-Employee Directors, which include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of the values of the stock awards are included in note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007, except that, as required by the Securities and Exchange Commission regulations, the amounts in the table above do not reflect any assumed forfeitures.
(2)	As of December 30, 2007, directors held deferred stock units as follows: Mr. Ganzi—20,478; Mr. Levine—12,420; Dr. Mundinger—9,463; Mr. Olsten—20,478; Dr. Quelch—4,360; Mr. Troubh—17,448; Mr. Weston—9,472; Dr. Wilensky—9,534; and Mr. Windley—4,957.
(3)	As of December 30, 2007, directors held stock options as follows: Mr. Ganzi—17,500; Dr. Mundinger—17,500; Mr. Olsten—34,345; Mr. Troubh—17,500; and Dr. Wilensky—17,500. No options were granted to non-employee directors in 2007, and no amounts were recognized for financial statement reporting purposes for the fiscal year ended December 30, 2007 with respect to outstanding options held by non-employee directors.
(4)	Reflects medical, dental, vision, life and accidental death and dismemberment benefits that we agreed to provide Mr. Windley in connection with our acquisition of Healthfield.

Compensation of Directors

Effective as of May 10, 2007, each non-employee member of our Board of Directors receives an annual retainer fee of $30,000 payable in cash. Any non-employee director who serves as chairperson of a committee of the Board receives an additional $10,000 annually for acting as chairperson, except that the chairperson of the Audit Committee receives $20,000 annually. The Lead Director of the Board receives an additional $20,000 annually. Non-employee directors also receive $2,500 for each Board or committee meeting they attend, or $750 if attendance is by telephone.

Prior to May 10, 2007, each non-employee member of our Board of Directors received an annual retainer fee of $25,000 payable in cash. Any non-employee director who served as chairperson of a committee of the Board received an additional $5,000 annually for acting as chairperson, except that the chairperson of the Audit

Committee received $15,000 annually. The Lead Director of the Board received an additional $15,000 annually. Non-employee directors also received $2,500 for each Board or committee meeting they attended, or $750 if attendance was by telephone.

Effective as of May 10, 2007 and pursuant to the Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, each non-employee director receives an annual deferred stock unit award valued at $55,000, which is credited quarterly to a bookkeeping account for the non-employee director. The number of deferred stock units credited to each director’s account quarterly is calculated by dividing $13,750 by the average closing price of a share of our common stock on the Nasdaq for the ten trading days preceding the quarterly calculation dates, which are March 1, June 1, September 1 and December 1. Upon termination of service on the Board, the director is entitled to receive a number of shares of our common stock equal to the number of deferred stock units then credited to the director’s account. Prior to May 10, 2007, each non-employee director received an annual deferred stock award valued at $40,000 and calculated in the same manner.

Generally, our directors who are also employees do not receive any additional compensation for serving on our Board. However, all directors, regardless of whether or not they are our employees, receive reimbursement for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and its committees.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding our equity compensation plans as of December 30, 2007:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights*	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))**
Equity compensation plans approved by security holders	3,458,808	$14.14	2,827,776
Equity compensation plans not approved by security holders	—	—	—

Total	3,458,808	$14.14	2,827,776

*	Consists of securities to be issued upon exercise of outstanding stock options under Gentiva’s 1999 Stock Incentive Plan and 2004 Equity Incentive Plan (3,350,198) and outstanding share units under Gentiva’s Stock & Deferred Compensation Plan for Non-Employee Directors (108,610).
**	Consists of securities available for future issuance under Gentiva’s 2004 Equity Incentive Plan (1,932,357), Employee Stock Purchase Plan (742,122) and Stock & Deferred Compensation Plan for Non-Employee Directors (153,297).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 28, 2006, we completed the acquisition of The Healthfield Group, Inc., a regional provider of home healthcare, hospice and related services in the southeastern United States, for approximately $454 million in cash and shares of Gentiva common stock. Under the terms of the Healthfield Merger Agreement dated as of January 4, 2006, Mr. Windley, the former chairman and chief executive officer of Healthfield, received 1,404,153 shares of Gentiva common stock and the Rodney D. Windley 2005 Grantor Retained Annuity Trust (the “Trust”) received 119,170 shares of Gentiva common stock. Tony Strange, the former president and chief operating officer of Healthfield, also received 168,797 shares of Gentiva common stock. In addition, RT Management, LLC, of which Mr. Strange is a manager and co-owner and Mr. Windley is a manager and co-owner, received 158,801 shares of Gentiva common stock. Mr. Windley, the Trust, Mr. Strange and RT Management also received approximately $80.1 million, $6.8 million, $8.2 million and $9.1 million, respectively, in cash consideration pursuant to the terms of the Merger Agreement.

On June 29, 2007 and February 28, 2008, a number of Gentiva shares beneficially owned by Mr. Windley and Mr. Strange were released from escrow. Certain of these shares were forfeited in satisfaction of claims arising under the Merger Agreement. Pursuant to the terms of the Merger Agreement, 24,969, 2,119, 3,001 and 2,824 shares of Gentiva common stock were forfeited, respectively, by Mr. Windley, the Trust, Mr. Strange and RT Management. Previously, on December 29, 2006 when Gentiva shares were released from escrow, 20,876, 1,772, 2,510 and 2,361 shares of Gentiva common stock were similarly forfeited, respectively, by Mr. Windley, the Trust, Mr. Strange and RT Management.

Pursuant to the Merger Agreement, Mr. Windley was appointed by the former stockholders of Healthfield to serve as the “Stockholder Representative.” In that capacity, Mr. Windley is responsible for representing the interests of the former Healthfield stockholders with respect to any purchase price adjustments or indemnity claims arising in connection with the acquisition. In addition, Mr. Windley is jointly and severally liable to us for breaches of certain of the representations, warranties and covenants made by Healthfield in the Merger Agreement.

On February 27, 2006, our Board of Directors elected Mr. Windley as a director and Vice Chairman of the Board of Directors, effective February 28, 2006. Mr. Windley was elected as a director in accordance with the Merger Agreement, which provided for his election to the Board as a director and as Vice Chairman of the Board upon the consummation of the merger. Mr. Windley currently continues as a director and Vice Chairman of the Board and is a nominee for re-election as a director at the 2008 Annual Meeting.

On February 28, 2006, at the closing of the Healthfield acquisition, we entered into a Registration Rights Agreement with certain former stockholders of Healthfield, including Mr. Windley and Mr. Strange. Further to the Registration Rights Agreement, we filed a registration statement on Form S-3 with the Securities and Exchange Commission in May 2006 covering the resale of the 3,194,197 shares of Gentiva common stock issued to the former stockholders of Healthfield pursuant to the acquisition. The registration statement was declared effective by the Securities and Exchange Commission in July 2006.

Prior to the completion of the acquisition, R.T. Ventures, LLC, an entity in which Mr. Windley and Mr. Strange are co-managers, and of which each has a 50% beneficial interest, was a party to the Aircraft Dry Lease Agreement, dated as of December 23, 2005, with Healthfield, as amended on January 1, 2006 and September 22, 2006 (the “Aircraft Lease”). The Aircraft Lease provides for the use by Healthfield of aircraft from R.T. Ventures. We leased aircraft from R.T. Ventures in 2007, and we may continue to lease aircraft from R.T. Ventures in the future. We lease aircraft on the terms and conditions contained in the Aircraft Lease. We are not under any obligation to lease the aircraft, and the Aircraft Lease may be terminated by us with thirty days’ notice. We paid or accrued for payment to R.T. Ventures in 2007 approximately $318,000 for leased aircraft and related expenses under the Aircraft Lease.

Policies and Procedures for Review and Approval of Related Party Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of Gentiva, and must not be motivated by personal considerations or relationships. We attempt to analyze any transactions in which Gentiva participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable Securities and Exchange Commission rules and regulations.

Related persons include any of our directors or executive officers, certain of our shareholders and immediate family members of any of the above-mentioned persons. A conflict of interest may occur when an individual’s private interest interferes, or appears to interfere, in any way with the interests of Gentiva. Our Audit Committee has oversight responsibility for our Code of Business Conduct and Ethics, which requires all directors, officers and employees to disclose to our Chief Compliance Officer any interest held by them in any entity doing business with us, including interests held by their immediate family members, except for ownership of less than 1% of a public corporation. In addition, all directors, officers and employees are required to disclose any other arrangements by them or their immediate family members, such as consulting or part-time employment arrangements or other dealings with entities with whom we do business. Once the Chief Compliance Officer receives notice of a conflict of interest, he or she will review and investigate the relevant facts and will then generally consult with our General Counsel and the Audit Committee as appropriate.

Under the Audit Committee’s charter, the Audit Committee is responsible for reviewing and pre-approving any related party transactions, which include transactions in which any related person has a direct or indirect material interest. A copy of our Code of Business Conduct and Ethics and of our Audit Committee charter is available on our website at www.gentiva.com under the Investors section.

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and officers complete Directors’ and Officers’ Questionnaires identifying any transactions with us in which the officer or director or any immediate family members have an interest. Any such transactions or other related party transactions are reviewed by our General Counsel and, in consultation with our Chief Financial Officer, are brought to the attention of the Audit Committee as appropriate. As noted above, our Audit Committee is responsible for reviewing and approving all transactions with any related person. At its meeting on February 13, 2008, the Audit Committee reviewed and approved our use of leased aircraft from R.T. Ventures as described above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2008 fiscal year. PricewaterhouseCoopers LLP has audited our books and records since our incorporation in 1999.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions posed by shareholders.

The vote of a majority of the shares of common stock present or represented and entitled to vote on the proposal at the Annual Meeting is required for approval of Proposal 2. If Proposal 2 is not approved, the Audit Committee will reconsider its selection.

The Board of Directors and the Audit Committee recommend that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Fees Billed by PricewaterhouseCoopers LLP

Fees, which include related “out of pocket costs,” billed to us by PricewaterhouseCoopers LLP for services rendered during fiscal years 2007 and 2006 were as follows:

Fee Category	2007	2006
Audit Fees	$1,175,000	$1,525,000
Audit-Related Fees	27,500	25,000
Tax Fees	88,900	77,200
All Other Fees	—	—

Total	$1,291,400	$1,627,200

Audit Fees for 2007 and 2006 related to the integrated audit of our annual consolidated financial statements and our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and, in 2006, audit work also related to the Healthfield acquisition. Audit-Related Fees in 2007 related to review of a Form S-3 shelf registration statement and review of a Securities and Exchange Commission comment letter. Audit-Related Fees in 2006 related to the review of a Form S-3 registration statement covering shares issued in connection with the Healthfield acquisition and review of a Form 8-K containing Healthfield financial statements. Tax Fees in 2007 and 2006 related to tax planning and compliance services. There were no fees in the All Other Fees category for 2007 and 2006.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy requiring it to pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. The Audit Committee pre-approved all fiscal 2007 services provided by PricewaterhouseCoopers LLP.

The policy sets forth specified audit, audit-related, tax and other permissible non-audit services, if any, for which pre-approval is provided up to a maximum fee amount set annually by the Audit Committee. Pre-approval is generally provided for up to one year, and any proposed services exceeding these fee levels must be specifically pre-approved by the Audit Committee. Any services not specifically identified in the policy must receive specific pre-approval. The independent registered public accounting firm and management report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis and may delegate specific pre-approval authority to one or more members pursuant to a resolution adopted by the unanimous approval of the Audit Committee, provided that the member reports any pre-approved services at the next regularly scheduled Audit Committee meeting.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is comprised of three directors, none of whom is an officer or employee of Gentiva. Each of the members is “independent” under existing rules of the Securities and Exchange Commission and Nasdaq and under the Committee’s charter. The Board of Directors has determined that Victor F. Ganzi, the Committee’s Chairman, is an “audit committee financial expert,” as defined by rules of the Securities and Exchange Commission.

The Committee acts under a written charter adopted by the Board of Directors, which is reviewed annually and revised as appropriate. The Board most recently amended the charter in March 2007, a copy of which is posted on our website at www.gentiva.com under the Investors section. In accordance with its charter, the Audit Committee assisted the Board in fulfilling its oversight responsibility relating to the integrity of our financial statements and for monitoring our accounting, auditing and financial reporting practices and compliance by us with legal and regulatory requirements. In addition, the Audit Committee selected PricewaterhouseCoopers LLP to be the independent registered public accounting firm to audit the consolidated financial statements of Gentiva and its subsidiaries.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1, describing all relationships between PricewaterhouseCoopers LLP and us that might bear on the firm’s independence, and has discussed this information with PricewaterhouseCoopers LLP. The Audit Committee has also discussed with management and with PricewaterhouseCoopers LLP the quality and adequacy of our critical accounting principles, internal control over financial reporting and the internal audit and compliance functions, organization, responsibilities, budget and staffing. The Audit Committee has also reviewed with PricewaterhouseCoopers LLP, our internal auditors and our chief compliance officer their audit and compliance plans, scope and identification of audit risks.

The discussions with PricewaterhouseCoopers LLP also included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), which supersedes Statement on Auditing Standards No. 61 (Communication With Audit Committees).

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Gentiva and its subsidiaries and its internal control over financial reporting with management and with PricewaterhouseCoopers LLP. Based on all of the foregoing reviews and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Victor F. Ganzi, Chairman

Raymond S. Troubh

Josh S. Weston

PROPOSAL 3

APPROVAL OF AMENDMENT TO THE GENTIVA HEALTH SERVICES, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Board of Directors recommends that our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) be amended to allow directors to be removed with or without cause, as provided in Section 141(k) of the Delaware General Corporation Law (the “DGCL”).

Background

At our 2006 Annual Meeting of Shareholders, our shareholders approved an amendment to our Certificate of Incorporation to declassify our Board of Directors over the next two years, and subsequently, on May 12, 2006, our Board filed an Amended and Restated Certificate of Incorporation effecting such change. Following this 2008 Annual Meeting of Shareholders, the Board of Directors will be entirely declassified, and each director will serve a one year term upon election.

In the case of a company with a classified board, Section 141(k)(1) of the DGCL allows a certificate of incorporation to provide that directors may be removed only for cause. Section 7.5 of our Certificate of Incorporation currently provides that directors may be removed from office only for cause. If a company does not have a classified board, however, Section 141(k) of the DGCL requires that shareholders be able to remove directors with or without cause. Since our Board of Directors will no longer be classified following the election of directors at this Annual Meeting, the Board of Directors has adopted a resolution recommending that shareholders vote to amend our Certificate of Incorporation to allow directors to be removed with or without cause.

Vote Required and Board Recommendation

The proposed amendment to the Certificate of Incorporation is set forth in Appendix A to this Proxy Statement. In order for the amendment to be adopted, the proposal must be approved by the affirmative vote of a majority of the outstanding shares entitled to vote. An abstention or a “broker non-vote” will have the same effect as a vote against the proposal. If approved, this proposal will become effective upon the filing with and acceptance by the office of the Secretary of State of the State of Delaware of an Amended and Restated Certificate of Incorporation. We will make this filing in a timely fashion following the 2008 Annual Meeting. The Board has already approved an amendment to our Amended and Restated By-Laws that, upon shareholder approval of this Proposal 3, will make them consistent with the amendment to the Certificate of Incorporation.

The Board of Directors recommends that you vote FOR the approval of the amendment to the Amended and Restated Certificate of Incorporation to allow directors to be removed with or without cause.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and the rules thereunder require our directors and officers and persons who beneficially own more than ten percent of our outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities and to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of copies of reports furnished to us and upon representations made by such persons, we believe that during the fiscal year ended December 30, 2007, all persons subject to the Section 16(a) filing requirements filed the required reports on a timely basis.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals of shareholders intended for inclusion in our Proxy Statement and form of proxy for our 2009 Annual Meeting must be received in writing by December     , 2008 at the Office of Secretary at our principal executive offices located at 3 Huntington Quadrangle, Suite 200S, Melville, New York 11747-4627. In addition, notice of any proposal that a shareholder desires to propose for consideration at the 2009 Annual Meeting must contain information as specified in our By-Laws and must be received in writing by us at the above address on or after January 8, 2009 and on or before February 7, 2009.

OTHER MATTERS

A copy of our Annual Report on Form 10-K for our last fiscal year is available without charge to shareholders upon written request to Stephen B. Paige, Secretary, Gentiva Health Services, Inc., 3 Huntington Quadrangle, Suite 200S, Melville, New York 11747-4627. The Annual Report on Form 10-K is also available online at the Investors section of our website at www.gentiva.com.

We will pay the cost of soliciting proxies in the accompanying proxy form. We have retained the services of Georgeson Inc. to assist in the solicitation of proxies for a fee estimated to be $6,500, plus reimbursement for out-of-pocket expenses. Except for this fee, we do not expect to pay any other fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of Gentiva, who will not receive any additional compensation for any such solicitation activities.

The Board of Directors knows of no other matters that may come before the meeting. If any other matters should be brought before the meeting for action, it is the intention of the persons named in the proxy to vote in accordance with their discretion pursuant to authority conferred by the proxy.

By Order of the Board of Directors

Stephen B. Paige Senior Vice President, General Counsel and Secretary

Dated: April     , 2008

Melville, New York

Appendix A

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF GENTIVA HEALTH SERVICES, INC.

The proposed amendment to Section 7.5 of Article VII of the Amended and Restated Certificate of Incorporation of Gentiva Health Services, Inc. is shown below. Note: The text of the proposed amendment is marked to reflect the proposed changes. Deletions are marked with brackets and additions are underlined.

ARTICLE VII

BOARD OF DIRECTORS

SECTION 7.5 Removal. Subject to the rights of any class of Preferred Stock or series thereof to elect and remove additional directors under specified circumstances, any director may be removed from office [only for] with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all shares of capital stock of the Corporation entitled generally to vote on the election of directors of the Corporation (“Voting Stock”) then outstanding, voting together as a single class.

A-1

Proxy – Gentiva Health Services, Inc.

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders, May 8, 2008

The undersigned hereby appoints Ronald A. Malone, Stephen B. Paige and John R. Potapchuk, and each of them, as proxies, with full power of substitution, to represent and to vote, as designated herein, all shares of Common Stock of Gentiva Health Services, Inc. (the “Company”), at its Annual Meeting of Shareholders to be held at the Garden City Hotel, 45 Seventh Street, Garden City, New York on Thursday, May 8, 2008 at 9:30 a.m., and at all adjournments thereof, which the undersigned could vote, if personally present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote on the following as specified on the reverse side:

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FOR APPROVAL OF AMENDMENT TO COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

(Items to be voted appear on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

01 - Victor F. Ganzi	02 - Stuart R. Levine	03 - Ronald A. Malone	04 - Mary O’Neil Mundinger

05 - Stuart Olsten	06 - John A. Quelch	07 - Raymond S. Troubh	08 - Josh S. Weston

09 - Gail R. Wilensky	10 - Rodney D. Windley

☐	Mark here to vote FOR all nominees.

☐	Mark here to WITHHOLD vote from all nominees.

☐ For All EXCEPT – To withhold a vote for one or more nominees, mark	01	02	03	04	05	06	07	08	09	10
the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐	3. Amendment to Company’s Amended and Restated Certificate of Incorporation.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.					Meeting Attendance
					Mark box to the right if you plan to attend the Annual Meeting.		☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corporations. PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

/ /